      As filed with the Securities and Exchange Commission on May 9, 2003
                                                      Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                   FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               -----------------

                           GLOBALSANTAFE CORPORATION
            (Exact name of registrant as specified in its charter)

     Cayman Islands                  1381                    98-0108989
     (State or other           (Primary Standard          (I.R.S. Employer
      jurisdiction                Industrial             Identification No.)
   of incorporation or        Classification Code
      organization)                 Number)

               15375 Memorial Drive        James L. McCulloch
               Houston, Texas 77079     Senior Vice President and
                  (281) 925-6000             General Counsel
              (Address, including zip   GlobalSantaFe Corporation
                code, and telephone       15375 Memorial Drive
                 number, including        Houston, Texas 77079
                   area code, of             (281) 925-6000
              registrant's principal    (Name, address, including
                executive offices)       zip code, and telephone
                                                 number,
                                         including area code, of
                                          agent for service for
                                               registrant)

                               -----------------

                                   Copy to:
                            J. David Kirkland, Jr.
                              Baker Botts L.L.P.
                                One Shell Plaza
                             Houston, Texas 77002
                                (713) 229-1234

                               -----------------

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effectiveness of this Registration Statement.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               -----------------

                        CALCULATION OF REGISTRATION FEE

================================================================================

                                            Proposed        Proposed
                                            maximum          maximum
  Title of each class of    Amount to be offering price     aggregate        Amount of
securities to be registered  registered   per note(1)   offering price(1) registration fee
------------------------------------------------------------------------------------------
     5% Notes due 2013..... $250,000,000      100%        $250,000,000        $20,225(2)
------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.
(2) The aggregate amount of registration fee for this Registration Statement is $20,225. Pursuant to Rule 457(p) of the Securities Act, the aggregate amount of the registration fee to be paid is offset by (i) $16,014, representing the amount of the registration fees associated with $114,181,800 aggregate principal amount at maturity of Zero Coupon Convertible Debentures due June 23, 2020, previously paid in connection with the filing of the Registration Statement on Form S-3, filed September 15, 2000 (File No. 333-45908) and (ii) $4,211, representing the amount of registration fees associated with 1,023,314 unsold shares of Global Marine Inc. common stock, previously paid in connection with the filing of the Registration Statement on Form S-8, filed June 10, 1999 (File No. 333-80383). Both such Registration Statements were filed by Global Marine Inc., a wholly owned subsidiary of the registrant. As a result, no registration fee is owed pursuant to this Registration Statement.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED MAY 9, 2003

PROSPECTUS

                           GlobalSantaFe Corporation

                                 $250,000,000

                               Offer to Exchange

                                  Registered
                               5% Notes due 2013
                                      for
                                All Outstanding
                               5% Notes due 2013

The new notes:

  .   will be freely tradeable;

  .   are otherwise substantially identical to the outstanding notes;

  . will accrue interest at 5% per annum, payable semiannually in arrears on each February 15 and August 15; and

  . will not be listed on any securities exchange or on any automated dealer quotation system, but may be sold in the over-the-counter market, in negotiated transactions or through a combination of those methods.

The exchange offer:

  .   expires at 5:00 p.m., New York City time, on           , 2003, unless
      extended; and

  . is not conditioned on any minimum aggregate principal amount of outstanding notes being tendered.

In addition, you should note that:

  . all outstanding notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of new notes that are registered under the Securities Act of 1933;

  . tenders of outstanding notes may be withdrawn any time before the expiration of the exchange offer;

  . the exchange of outstanding notes for new notes in the exchange offer will not be a taxable event for U.S. federal or Cayman Islands income tax purposes; and

  . the exchange offer is subject to customary conditions, which we may waive in our sole discretion.


    You should consider carefully the risk factors beginning on page 10 of this prospectus before participating in the exchange offer.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is           , 2003.

                               TABLE OF CONTENTS

                                                                  Page
                                                                  ----
          WHERE YOU CAN FIND MORE INFORMATION....................   1
          PROSPECTUS SUMMARY.....................................   2
          SUMMARY CONSOLIDATED FINANCIAL DATA....................   8
          RISK FACTORS...........................................  10
          INFORMATION REGARDING FORWARD-LOOKING STATEMENTS.......  20
          USE OF PROCEEDS........................................  24
          RATIO OF EARNINGS TO FIXED CHARGES.....................  24
          CAPITALIZATION.........................................  25
          THE EXCHANGE OFFER.....................................  26
          DESCRIPTION OF NEW NOTES...............................  36
          REGISTRATION RIGHTS AGREEMENT..........................  48
          CAYMAN ISLANDS TAX CONSIDERATIONS......................  50
          CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS  51
          PLAN OF DISTRIBUTION...................................  54
          TRANSFER RESTRICTIONS ON OUTSTANDING NOTES.............  55
          LEGAL MATTERS..........................................  56
          INDEPENDENT ACCOUNTANTS................................  56

                      WHERE YOU CAN FIND MORE INFORMATION

   GlobalSantaFe files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document that GlobalSantaFe files at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov or from GlobalSantaFe's web site at http://www.gsfdrill.com. However, the information on GlobalSantaFe's web site does not constitute a part of this prospectus. In addition, our reports and other information concerning us can be inspected at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, where our ordinary shares are listed.

   In this document, GlobalSantaFe "incorporates by reference" the information it files with the SEC, which means that GlobalSantaFe can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. GlobalSantaFe incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and until the exchange offer expires or is terminated:

..    Annual Report on Form 10-K....... Year ended December 31, 2002
..    Quarterly Report on Form 10-Q.... Quarter ended March 31, 2003
..    Current Reports on Form 8-K...... Filed on February 6, 2003 and May 2, 2003

   All filings filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.

   You may request a copy of any or all of the documents summarized in this prospectus or incorporated by reference in this prospectus (excluding exhibits), without charge, by written or oral request directed to us at the following address and telephone number:

                           GlobalSantaFe Corporation
                             15375 Memorial Drive
                             Houston, Texas 77079
                           Telephone: (281) 925-6000
                             Attention: Secretary

   To obtain timely delivery of any of our documents, you must make your
request to us no later than           , 2003. The exchange offer will expire at
5:00 p.m., New York City time, on           , 2003. The exchange offer can be
extended by us in our sole discretion, but we currently do not intend to extend the expiration date. See the caption "The Exchange Offer" for more detailed information.

                              PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus or incorporated by reference into this prospectus. You should read the entire prospectus, including the information incorporated by reference into this prospectus, before deciding whether to participate in the exchange offer. In this prospectus, (i) we refer to GlobalSantaFe, its wholly owned and majority owned subsidiaries, and its ownership interest in equity affiliates as "we" or "us," unless we specifically state otherwise or the context indicates otherwise and (ii) references to "the notes" include both the outstanding notes and the new notes unless the context indicates otherwise.

                                 Our Business

   We are a leading worldwide oil and gas drilling contractor offering a full range of premium equipment and drilling management services. We own or operate a high quality, technologically advanced fleet of over 100 marine and land drilling rigs, with four additional marine rigs under construction. We are the second largest offshore drilling contractor in the world, providing oil and gas contract drilling services to the oil and gas industry worldwide on a daily-rate ("dayrate") basis. We also provide offshore oil and gas drilling management services on a dayrate or completed-project, fixed-price ("turnkey") basis, as well as drilling engineering and drilling project management services and we participate in oil and gas exploration and production activities.

   Our modern, diversified offshore fleet currently consists of six heavy duty harsh environment cantilevered jackups, 38 cantilevered jackups, one second-generation semisubmersible, seven third-generation semisubmersibles, one fourth-generation semisubmersible, three ultra-deepwater, dynamically-positioned drillships, one moored drillship and one platform rig. We also have two high-performance jackups and two ultra-deepwater semisubmersibles currently under construction. Our offshore fleet is deployed in major offshore oil and gas operating areas worldwide, principally the U.S. Gulf of Mexico, the North Sea, West Africa, the Middle East, Southeast Asia, North Africa, Canada and South America. As of April 30, 2003, 54 of our 58 marine rigs were operating under contract or had commitments to commence operations soon thereafter, two were idle with no commitments, one was cold-stacked and one was about to be cold-stacked.

   We also conduct third-party rig operations, which are currently concentrated on oil and gas platforms in the North Sea, an area where we maintain substantial contract drilling operations, and semisubmersible rig operations in the Caspian Sea. As of April 30, 2003, we or an affiliate operated or maintained 11 platform rigs for third parties and two semisubmersible rigs for third parties under a joint venture arrangement.

   We have 31 land rigs, the majority of which are designed for use in remote desert environments and generally include all facilities necessary to support living and working in these harsh environments. Many of these land rigs are supported by our extensive fleet of specialized rig transport and other heavy equipment. Our land rig operations are concentrated in the Middle East, South America and North Africa. As of April 30, 2003, 18 of our land rigs were operating under contract, 12 were idle and one was held for sale.

   We also provide drilling management services, including turnkey drilling, drilling engineering and well project management, primarily in the U.S. Gulf of Mexico and the U.K. sector of the North Sea, as well as other areas. Under turnkey arrangements, we assume responsibility for the design and execution of a well and deliver a logged or loggable hole to an agreed depth for a guaranteed price. Compensation is contingent upon satisfactory completion of the drilling program. In 2002, we completed 98 turnkey projects (78 wells drilled and 20 well completions), and in the first quarter of 2003, we completed 26 turnkey projects (20 wells drilled and six well completions).

   On November 20, 2001, Santa Fe International Corporation and Global Marine Inc. consummated their business combination with the merger of an indirect wholly-owned subsidiary of Santa Fe International with and into Global Marine, with Global Marine surviving the merger as a wholly-owned subsidiary of Santa Fe International. In connection with the merger, Santa Fe International was renamed GlobalSantaFe Corporation.

   GlobalSantaFe is a Cayman Islands company with principal executive offices located at 15375 Memorial Drive, Houston, Texas 77079 (Telephone: (281) 925-6000).

                         Summary of the Exchange Offer

   On February 11, 2003, we completed a private offering of the outstanding notes. We sold the outstanding notes in transactions that were exempt from or not subject to the registration requirements under the Securities Act. Accordingly, the outstanding notes are subject to transfer restrictions. In general, you may not offer or sell the outstanding notes unless either they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws.

   In connection with the sale of the outstanding notes, we entered into a registration rights agreement with the initial purchasers of the outstanding notes. We agreed to use our reasonable best efforts to have the registration statement of which this prospectus is a part declared effective by the SEC within 180 days after the date we issued the outstanding notes and to complete the exchange offer within 230 days of the date we issued the outstanding notes. In the exchange offer, you are entitled to exchange your outstanding notes for new notes with substantially identical terms, except that the existing transfer restrictions will be removed. This prospectus and the accompanying documents contain detailed information about us, the new notes and the exchange offer. You should read the discussion under the heading "The Exchange Offer" for further information regarding the exchange offer and resale of the new notes. You should read the discussion under the heading "Description of New Notes" for further information regarding the new notes.

The Exchange Offer..........  We are offering to issue to you new registered 5%
                              notes due 2013 without transfer restrictions or registration rights in exchange for your outstanding unregistered 5% notes due 2013.

Expiration Date.............  The exchange offer will expire at 5:00 p.m., New
                              York City time, on           , 2003, or at a
                              later date and time to which we extend it.

Conditions to the Exchange
  Offer.....................  We will not be required to accept outstanding notes for exchange if the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC or if any action or proceeding has been instituted or threatened that would impair our ability to proceed with the exchange offer. The exchange offer is not conditioned on any minimum aggregate principal amount of outstanding notes being tendered. The exchange offer is subject to customary conditions, which we may waive in our sole discretion. Please read the section "The Exchange Offer--Conditions to the Exchange Offer" for more information regarding the conditions to the exchange offer.

Procedures for Tendering
  Outstanding Notes.........  If you wish to participate in the exchange offer, you must complete, sign and date the letter of transmittal that we are providing with this prospectus and mail or deliver the letter of transmittal, together with your outstanding notes, to the exchange agent prior to the expiration date. If your outstanding notes are held through The Depository Trust Company, or DTC, you may deliver your outstanding notes by book-entry transfer.

                              In the alternative, if your outstanding notes are held through DTC and you wish to participate in the exchange offer, you may do so through the automated tender offer program of DTC. If you tender under this program, you will agree to be bound by the letter of transmittal as though you had signed the letter of transmittal.

                              By signing or agreeing to be bound by the letter of transmittal, you will represent to us, among other things, that:

                              . any new notes you receive will be acquired in the ordinary course of your business;

                              . you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the outstanding notes or the new notes;

                              . you are not our "affiliate," as defined in Rule 405 of the Securities Act, or, if you are our affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

                              . if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the new notes;

                              . if you are a broker-dealer, you will receive new notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, and you will deliver a prospectus in connection with any resale of such new notes;

                              .   if you are a broker-dealer, you did not
                                  purchase the outstanding notes to be
                                  exchanged for the new notes from us; and

                              . you are not acting on behalf of any person who could not truthfully make the foregoing representations.

                              Please see "The Exchange Offer--Procedure for Tendering--Your Representations to Us."

Withdrawal Rights...........  You may withdraw outstanding notes that have been tendered at any time prior to the expiration date by sending a written or facsimile withdrawal notice to the exchange agent.

Procedures for Beneficial
  Owners....................  Only a registered holder of the outstanding notes may tender in the exchange offer. If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should promptly contact the registered holder and instruct it to tender the outstanding notes on your behalf.

                              If you wish to tender your outstanding notes on your own behalf, you must either arrange to have your outstanding notes registered in your name or obtain a properly completed bond power from the registered holder before completing and executing the letter of transmittal and delivering your outstanding notes. The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Guaranteed Delivery
  Procedures................  If you wish to tender your outstanding notes and cannot comply before the expiration date with the requirement to deliver the letter of transmittal and notes or use the applicable procedures under the automated tender offer program of DTC, you must tender your outstanding notes according to the guaranteed delivery procedures described in "The Exchange Offer--Guaranteed Delivery Procedures." If you tender using the guaranteed delivery procedures, the exchange agent must receive the properly completed and executed letter of transmittal or facsimile thereof, together with your outstanding notes or a book-entry confirmation and any other documents required by the letter of transmittal, within three business days after the expiration date.

Consequences of Failure to
  Exchange Your Notes.......  If you do not exchange your outstanding notes in the exchange offer, you will no longer be entitled to registration rights. You will not be able to offer or sell the outstanding notes unless they are later registered, sold pursuant to an exemption from registration or sold in a transaction not subject to the Securities Act or state securities laws. Other than in connection with the exchange offer or as specified in the registration rights agreement, we are not obligated to, nor do we currently anticipate that we will register the outstanding notes under the Securities Act. See "The Exchange Offer--Consequences of Failure to Exchange."

U.S. Federal Income and
  Cayman Islands Tax
  Considerations............  The exchange of new notes for outstanding notes in the exchange offer will not be a taxable event for U.S. federal income or Cayman Islands tax purposes. Please read "Certain United States Federal Income Tax Considerations" and "Cayman Islands Tax Considerations."

Use of Proceeds.............  We will not receive any cash proceeds from the issuance of new notes.

Plan of Distribution........  All broker-dealers who receive new notes in the exchange offer have a prospectus delivery obligation.

                              Based on SEC no action letters, broker-dealers who acquired the outstanding notes as a result of market-making or other trading activities may use this exchange offer prospectus, as supplemented or amended, in connection with the resales of the new notes. We have agreed to make this prospectus available to any broker-dealer delivering a prospectus as required by law in connection with resales of the notes for up to 210 days.

                              Broker-dealers who acquired the outstanding notes from us may not rely on SEC staff interpretations in no action letters. Broker-dealers who acquired the outstanding notes from us must comply with the registration and prospectus delivery requirements of the Securities Act, including being named as selling noteholders, in order to resell the outstanding notes or the new notes.

                              The Exchange Agent

   We have appointed Wilmington Trust Company as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

                            Wilmington Trust Company
                                 (302) 636-6472

        For Certified or Registered Mail  By Overnight Courier or Hand:

            Wilmington Trust Company        Wilmington Trust Company
             DC-1615 Reorg Services      Corporate Trust Reorg Services
                  PO Box 8861               1100 North Market Street
           Wilmington, DE 19899-8861     Wilmington, Delaware 19890-1615

                                 By Facsimile:
                                (302) 636-4145

                             Confirm by Telephone:
                                (302) 636-6472

                      SUMMARY CONSOLIDATED FINANCIAL DATA

   The following table presents our summary consolidated financial data. We have derived the financial performance data for each of the years in the five-year period ended December 31, 2002, and the financial position data as of December 31, 2002, 2001, 2000, 1999 and 1998, from audited consolidated financial statements. Our operating results for 2002 represent operations of the combined company following the November 2001 business combination of Global Marine and Santa Fe International. Operating results for 2001 include Global Marine's operations for the full year and Santa Fe International's operations from the November 2001 merger date (42 days). Selected financial data for years prior to 2001 represents the operations of Global Marine only. As a result, comparisons of 2002 data to prior years' data may not be meaningful.

   We have derived the financial performance data for the three months ended March 31, 2003 and 2002 and the financial position data as of March 31, 2003 and 2002, from our unaudited interim consolidated financial statements. In the opinion of management, the unaudited interim financial statements for the three months ended March 31, 2003 and 2002 include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 2003, are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2003.

   The merger that took place to effect the business combination of Global Marine and Santa Fe International was accounted for as a purchase business combination in accordance with accounting principles generally accepted in the United States of America. As the stockholders of Global Marine owned slightly over 50% of GlobalSantaFe after the merger, Global Marine was considered the acquiring entity for accounting purposes. Accordingly, the historical basis of Global Marine in its assets and liabilities has been carried forward to the consolidated financial statements of GlobalSantaFe Corporation. The assets and liabilities of Santa Fe International were recorded at estimated fair market value at the date of the merger in the consolidated financial statements of GlobalSantaFe, with the excess of the purchase price over the sum of such fair values recorded as goodwill. The $2.6 billion purchase price was calculated using the number of Santa Fe International ordinary shares outstanding immediately prior to the merger and a $14.67 per share average trading price of Global Marine's common stock, as adjusted for the merger ratio ($22.06 per share, as adjusted), for a period of time immediately before and after the Merger was announced, plus the estimated fair value of Santa Fe International's outstanding stock options.

   In April 2002, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus on Issue 01-14, "Income Statement Characterization of Reimbursement Received for 'Out-of-Pocket' Expenses Incurred," requiring that all reimbursements received for out-of-pocket expenses incurred be characterized as revenue in the income statement. We previously recorded certain reimbursements received from customers as a reduction of the related expenses incurred, and in order to implement the consensus, certain reimbursements received from customers for the periods presented have been reclassified as revenues and related operating expenses. Operating income and net income for all periods presented were not affected by this reclassification.

   You should read the following financial data in conjunction with the consolidated financial statements and related notes and the other financial information that we have incorporated by reference in this prospectus.

                                                      Three Months
                                                     Ended March 31,                Year ended December 31,
                                                   ------------------  ------------------------------------------------
                                                     2003      2002      2002      2001      2000      1999      1998
                                                   --------  --------  --------  --------  --------  --------  --------
                                                       (unaudited)
Financial Performance                                          (Dollars in millions, except per share data)
Revenues:
  Contract drilling............................... $  358.9  $  401.8  $1,606.5  $  960.4  $  598.5  $  528.5  $  759.5
  Drilling management services....................     88.0      85.2     400.6     409.3     440.1     321.2     485.5
  Oil and gas.....................................      6.1       1.7      10.6      13.9      20.1       8.3       3.8
                                                   --------  --------  --------  --------  --------  --------  --------
   Total revenues................................. $  453.0  $  488.7  $2,017.7  $1,383.6  $1,058.7  $  858.0  $1,248.8
                                                   ========  ========  ========  ========  ========  ========  ========
Operating income:
  Contract drilling............................... $   41.0  $   97.5  $  360.2  $  338.5  $  184.5  $  153.5  $  361.7
  Drilling management services....................      2.7       7.7      28.6      33.4      21.6      13.3     (30.7)
  Oil and gas.....................................      4.1       0.4       4.8       8.4      12.2       2.0       0.3
  Restructuring costs(1)..........................       --        --        --     (22.3)     (5.2)       --        --
  Corporate expenses..............................    (14.5)    (12.8)    (61.8)    (28.1)    (24.6)    (25.5)    (20.8)
                                                   --------  --------  --------  --------  --------  --------  --------
   Total operating income.........................     33.3      92.8     331.8     329.9     188.5     143.3     310.5
                                                   --------  --------  --------  --------  --------  --------  --------
Other income (expense):
  Interest expense................................    (16.2)    (14.3)    (57.1)    (57.4)    (63.6)    (56.6)    (46.9)
  Interest capitalized............................      9.0       3.2      20.5       1.1      26.4      25.9      17.2
  Interest income.................................      2.9       4.4      15.1      13.9       4.0       2.7       3.3
  Gain on sale of assets(2).......................       --        --        --      35.6        --        --        --
  Other(3)........................................     21.9      (0.9)      2.3      (0.6)       --        --        --
                                                   --------  --------  --------  --------  --------  --------  --------
                                                       17.6      (7.6)    (19.2)     (7.4)    (33.2)    (28.0)    (26.4)
                                                   --------  --------  --------  --------  --------  --------  --------
Income before income taxes........................     50.9      85.2     312.6     322.5     155.3     115.3     284.1
Provision for income taxes:
  Current tax provision...........................      8.2      12.2      53.5      22.2      12.4       3.4      18.5
  Deferred tax provision (benefit)(4).............     (3.2)     (4.1)    (18.8)    101.5      29.0      22.4      42.3
                                                   --------  --------  --------  --------  --------  --------  --------
   Total income tax provision.....................      5.0       8.1      34.7     123.7      41.4      25.8      60.8
                                                   --------  --------  --------  --------  --------  --------  --------
   Net income..................................... $   45.9  $   77.1  $  277.9  $  198.8  $  113.9  $   89.5  $  223.3
                                                   ========  ========  ========  ========  ========  ========  ========
Net income per ordinary share:(5)
  Basic........................................... $   0.20  $   0.33  $   1.19  $   1.52  $   0.98  $   0.77  $   1.94
  Diluted......................................... $   0.20  $   0.33  $   1.18  $   1.50  $   0.95  $   0.76  $   1.91
Average ordinary shares--Basic(5).................    233.1     233.6     233.7     130.5     116.6     115.7     115.1
Average ordinary shares--Diluted(5)...............    234.6     236.8     236.5     137.5     119.3     117.6     116.9
Cash dividends declared per ordinary share(6)..... $ 0.0375  $ 0.0325  $   0.13  $ 0.0325  $     --  $     --  $     --
Capital expenditures(7)........................... $  127.0  $  107.7  $  574.1  $  158.4  $  177.8  $  448.1  $  637.7
Depreciation, depletion and amortization(8)....... $   65.5  $   62.5  $  254.4  $  146.3  $  107.0  $   88.8  $  103.9
Ratio of Earnings to Fixed Charges(9).............    2.87x     5.13x     4.59x     4.36x     2.28x     2.12x     3.26x

Financial Position (end of period)
Working capital................................... $  925.9  $  772.3  $  656.8  $  722.2  $  221.5  $   63.4  $  117.0
Properties and equipment, net..................... $4,251.8  $3,949.2  $4,194.0  $3,897.6  $1,940.1  $1,868.6  $1,512.1
Total assets...................................... $6,046.8  $5,594.9  $5,808.2  $5,528.9  $2,396.8  $2,264.5  $1,971.6
Long-term debt, including capital lease obligation $1,217.5  $  932.5  $  941.9  $  929.2  $  918.6  $  955.3  $  768.4
Shareholders' equity.............................. $4,276.8  $4,115.1  $4,234.2  $4,033.2  $1,270.9  $1,135.0  $1,040.4

--------
(1) Restructuring costs for 2001 represent estimated restructuring costs associated with Global Marine recorded in connection with the merger of Global Marine and Santa Fe International.
(2) Includes a $35.1 million gain on the sale of the Glomar Beaufort Sea I concrete island drilling system, which was sold in June 2001.
(3) For the three months ended March 31, 2003, other income of $21.9 million was due primarily to $22.1 million awarded to us as a result of the settlement of a claim filed in 1993 with the United Nations Compensation Commission for losses suffered as a result of the Iraqi invasion of Kuwait in 1990. The claim was for the loss of four rigs and associated equipment, lost revenue and miscellaneous expenditures.
(4) Includes a $47.2 million charge incurred in the fourth quarter of 2001 for increased valuation allowances, partially offset by adjustments to prior years' tax contingencies.
(5) Income per share data for years prior to 2001 has been restated to reflect the effect of the exchange ratio of 0.665 established in the merger agreement.
(6) In 2001, cash dividends declared per ordinary share included a regular quarterly cash dividend of $0.0325 per ordinary share approved by our board of directors in December 2001. Global Marine historically did not pay dividends on its common stock.
(7) Capital expenditures for 2002 included approximately $12.8 million of capital expenditures related to our rig building program that had been accrued but not paid as of December 31, 2002.
(8) In 1999, we increased the estimated useful lives of certain of our drilling rigs. The effect of the change was to reduce 1999 depreciation expense by approximately $27.2 million.
(9) For purposes of calculating the ratio of earnings to fixed charges (i) "fixed charges" represent interest expense plus capitalized interest and the portion of operating lease rental expense that represents the interest factor, and (ii) "earnings" represent earnings before income taxes and cumulative effect of accounting changes plus fixed charges and amortization of capitalized interest less capitalized interest.

                                 RISK FACTORS

   There are many risks that may affect your investment in the new notes. Some of these risks, but not all of them, are listed below. You should carefully consider these risks as well as the other information included or incorporated by reference in this prospectus before exchanging your notes.

Risk Factors Relating to the Exchange Offer

If you fail to exchange your outstanding notes, the existing transfer restrictions will remain in effect and the market value of your outstanding notes may be adversely affected because they may be more difficult to sell.

   If you do not exchange your outstanding notes for new notes under the exchange offer, then you will continue to be subject to the existing transfer restrictions on the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act of 1933 and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes.

   The tender of outstanding notes under the exchange offer will reduce the outstanding aggregate principal amount of the outstanding notes. This may have an adverse effect upon, and increase the volatility of, the market price of any outstanding notes that you continue to hold due to a reduction in liquidity.

Risks Relating to the Business

Our business depends on the level of activity in the oil and natural gas industry, which is significantly affected by the level and volatility of oil and natural gas prices.

   Our business depends on the level of activity in offshore and onshore oil and natural gas exploration, development and production in markets worldwide. Oil and natural gas prices, and market expectations of potential changes in these prices, significantly affect this level of activity. Worldwide military, political and economic events have contributed to oil and natural gas price volatility and are likely to continue to do so in the future. Numerous factors may affect oil and natural gas prices and the level of demand for our services, including:

  .   worldwide demand for oil and natural gas;

  . the ability of the Organization of Petroleum Exporting Countries, or OPEC, to set and maintain production levels and pricing;

  . the worldwide military or political environment, including uncertainty or instability resulting from the war in Iraq or other armed hostilities in the Middle East or other geographic areas in which GlobalSantaFe operates, or further acts of terrorism in the United States or elsewhere;

  . political or other disruptions that limit exploration, development and production in oil-producing countries, such as the labor and political unrest currently being experienced in Venezuela and the periodic political and civil unrest in Nigeria;

  .   the level of production by non-OPEC countries;

  .   domestic and foreign tax policy;

  . laws and governmental regulations that restrict exploration and development of oil and natural gas in various jurisdictions; and

  .   advances in exploration and development technology.

   Depending on the market prices of oil and natural gas, companies exploring for oil and gas may cancel or curtail their drilling programs, thereby reducing demand for drilling services. Even during periods of high prices for oil and natural gas, companies exploring for oil and gas may cancel or curtail programs, or reduce their levels of capital expenditures for exploration and production for a variety of reasons. Any reduction in the demand for drilling services may materially erode dayrates and utilization rates for our rigs and adversely affect our financial results.

Our business is highly price-competitive and cyclical, with periods of low demand and excess rig availability.

   The contract drilling business is highly competitive with numerous industry participants. The industry has experienced consolidation in recent years and may experience additional consolidation. Recent mergers among oil and natural gas exploration and production companies have reduced the number of available customers.

   Drilling contracts are, for the most part, awarded on a competitive bid basis. Price competition is often the primary factor in determining which qualified contractor is awarded a job, although rig availability and the quality and technical capability of service and equipment are also factors. We compete with numerous offshore drilling contractors, one of which is larger and has greater resources than us. Further, our drilling management services business is subject to the risks associated with having a limited number of customers for its services.

   The industry in which we operate historically has been cyclical, marked by periods of low demand, excess rig supply and low dayrates, followed by periods of high demand, short rig supply and increasing dayrates. Changes in commodity prices can have a dramatic effect on rig demand, and periods of excess rig supply intensify the competition in the industry and often result in rigs being idled. Several markets in which we operate are currently oversupplied and we expect continued weakness at least through the second quarter of 2003. In the North Sea, utilization and dayrates for both jackups and semisubmersibles have declined. One of our heavy-duty harsh environment, or HDHE, jackups is idle with no commitment for future work and two others that were previously idle have returned or are about to return to work, although at contracted dayrates that are at the prevailing level for lower specification standard North Sea jackups, which are substantially below those previously earned for high specification HDHE work. The West Africa jackup market is expected to soften during the second and third quarters of 2003 as rigs working in Nigeria are scheduled to be released from their contracts. In the ultra-deepwater market, several oil companies with deepwater rigs under contract have offered them to other oil companies on a subcontract basis at subsidized dayrates. During 2003 and 2004, a significant percentage of the world's deepwater rig fleet faces contract expirations. The contract for one of our ultra-deepwater drillships will expire in May 2003, to be followed by a 75-day contract at a significantly reduced dayrate, and the contracts of the other two drillships will expire in the third quarter of 2003. There are currently no long-term commitments for these drillships following these expirations. Decreases in natural gas prices beginning in the second quarter of 2001 decreased the demand for rigs and dayrates in the U.S. Gulf of Mexico, a predominantly natural gas province in which we have significant operations, as operators reduced their level of spending activity. Dayrates in the Gulf of Mexico are still significantly lower than those experienced during 2000 and the first half of 2001 and this market is currently experiencing significant idle capacity for both jackups and semisubmersibles. Of our two deepwater semisubmersibles operating in the Gulf of Mexico, the contract for one will expire in June 2003 and the other is likely to be contracted into the third quarter of 2003. Declines in oil or natural gas prices could reduce demand for our drilling services and adversely affect both utilization and dayrates in one or more of the regions in which we operate. Prolonged periods of low utilization and dayrates could also result in the recognition of impairment charges on certain of our drilling rigs if future cash flow estimates, based upon information available to management at the time, indicate that the carrying value of these rigs may not be recoverable. We may be required to idle rigs or to enter into lower-rate contracts in response to market conditions in the future.

War, other armed conflicts or terrorist attacks could result in a material adverse effect on our business.

   The war in Iraq, increasing military tension with regard to North Korea, as well as the terrorist attacks of September 11, 2001 and subsequent terrorist attacks and unrest have significantly increased political and economic instability in the geographic areas in which we operate, have caused instability in the world's financial and insurance markets, and have contributed to volatility in prices for crude oil and natural gas. We suspended our operations in Kuwait and evacuated our personnel due to the war in Iraq. The majority of our operations in Kuwait have been resumed as of April 30, 2003. However, our operations in Kuwait, Saudi Arabia and elsewhere in the Middle East could be further adversely affected by post-war conditions in Iraq if armed hostilities, acts of terrorism or other unrest persists. Recent acts of terrorism and threats of armed conflicts elsewhere in the Middle East and in or around various other areas in which we operate such as Indonesia, could also limit or disrupt our markets and operations. We currently have nine cantilevered jackups and 23 land rigs located in the Middle East and North Africa and six cantilevered jackups in Southeast Asia. Further hostilities or additional acts of terrorism in these regions could result in the evacuation of personnel, cancellation of drilling contracts or the loss of personnel or assets. In addition, the attacks of September 11th led to war in Afghanistan and may lead to armed hostilities or to further acts of terrorism in the United States or elsewhere, and such acts of terrorism could be directed against companies such as ours. There can be no assurance that armed conflicts, terrorism and their effects on us or our markets will not significantly affect our business in the future. United States government regulations effectively preclude us from actively engaging in business activities in certain countries, including oil-producing countries such as Iran, Iraq and Libya. These regulations could be amended to cover countries where we currently operate or where we may wish to operate in the future. Immediately following the events of September 11th, our war risk and terrorist insurance underwriters cancelled those coverages in accordance with the terms of the policies and would only reinstate them for significantly higher premiums. We have reinstated and currently maintain war and terrorism coverage for physical damage to our entire fleet. Such war and terrorism coverage is generally cancelable by underwriters on forty-eight hours' notice, and there can be no assurance that underwriters will not cancel nor that they will then offer to reinstate on terms deemed acceptable by us following any future acts of terrorism or armed conflicts in and around the various areas in which we operate. The Company may not have insurance to cover any or all of its liabilities to its personnel for death or injury caused by terrorist acts. These developments will subject our worldwide operations to increased risks and, depending on their magnitude, could have a material adverse effect on our business.

We do not have contracts yet for the deployment of our deepwater semisubmersibles and premium jackup rigs under construction.

   The first of our two high-performance jackups currently under construction is scheduled for delivery during the second quarter of 2003, while the first of two ultra-deepwater semisubmersibles, also under construction, is scheduled for delivery during the first quarter of 2004. None of the four vessels that we have under construction has secured a contract for deployment upon completion. Historically, the industry has experienced prolonged periods of overcapacity, during which many rigs were idle for long periods of time. Our ability to obtain contracts for our newbuild rigs and the terms of such contracts will be dependent on market conditions at the time these rigs are available for contract. We can make no assurances that we will be able to obtain contracts for all of our new or existing rigs or that the contract terms will be similar to those for similar equipment in current market conditions.

Turnkey drilling operations are contingent on our ability to win bids and on rig availability.

   Our results of operations from our drilling management services may be limited by our ability to obtain and successfully perform turnkey drilling contracts based on competitive bids, as well as other factors. Our ability to obtain turnkey drilling contracts will largely depend on the number of these contracts available for bid, which in turn will be influenced by market prices for oil and natural gas, among other factors. Accordingly, results of our drilling management service operations may vary widely from quarter to quarter and from year to year. Furthermore, our ability to enter into turnkey drilling contracts may be constrained from time to time by the availability of GlobalSantaFe-owned or third party drilling rigs.

Turnkey drilling operations expose us to additional risks because we assume the risk for operational problems and the contracts are on a fixed-price basis.

   We enter into a significant number of turnkey contracts each year. Our compensation under turnkey contracts will depend on whether we successfully drill to a specified depth or, under some of our contracts, complete the well. Unlike dayrate contracts, where ultimate control is exercised by the operator, we will be exposed to additional risks when serving as a turnkey drilling contractor because we will make all critical decisions. Under a turnkey contract, the amount of the our compensation will be fixed at the amount we bid to drill the well. Thus, we will not be paid if operational problems prevent performance unless we choose to drill a new well at our own expense. Further, we must absorb the loss if unforeseen problems arise that cause the cost of performance to exceed the turnkey price. By contrast, in a dayrate contract, the customer generally retains these risks. Although we will budget for these contingencies, there can be no assurance that the cost of contingencies will not exceed budgeted amounts. We are not insured against all of these risks associated with turnkey drilling operations.

Failure to obtain and retain key personnel could impede operations.

   We require highly skilled personnel to operate and provide technical services and support for our business. Competition for the skilled and other labor required for deepwater and other drilling operations intensifies as the number of rigs activated or added to worldwide fleets or under construction increases. We currently have two premium jackup rigs and two deepwater rigs under construction. We must hire full crews for these rigs before they commence operations in addition to our routine requirements for drilling crews. Although competition for skilled and other labor has not materially affected us to date, in periods with high utilization we have found it more difficult to find qualified individuals, and the possibility exists that competition for skilled and other labor for deepwater and other operations could limit our results of operations.

We rely heavily on a small number of customers.

   Our contract drilling business is subject to the usual risks associated with having a limited number of customers for our services. One customer, ExxonMobil, accounted for more than 10% of consolidated revenues in 2002. ExxonMobil provided approximately $267.8 million in revenues, which constituted approximately 13.3% of consolidated revenues. For 2002, approximately 45% of our revenues was derived from six customers. On a pro forma basis for the year ended December 31, 2001, assuming the business combination of Santa Fe International and Global Marine had occurred at the beginning of that year, approximately 12% of the pro forma revenues for us would have been attributable to the largest customer on a combined basis and approximately 38% of pro forma revenues would have been attributable to our five largest customers. Our results of operations could be materially adversely affected if any of our major customers terminate its contract with us, fails to renew our existing contracts or refuses to award new contracts to us.

We may suffer losses if our customers terminate or seek to renegotiate their contracts.

   Certain of our contracts with customers may be cancellable upon specified notice at the option of the customer. Other contracts require the customer to pay a specified early termination payment upon cancellation, which payments may not fully compensate us for the loss of the contract. Contracts customarily provide for either automatic termination or termination at the option of the customer in the event of total loss of the drilling rig or if drilling operations are suspended for extended periods of time by reason of acts of God or excessive rig downtime for repairs, or other specified conditions. Early termination of a contract may result in a rig being idle for an extended period of time. Our revenues may be adversely affected by customers' early termination of contracts, especially if we are unable to recontract the affected rig within a short period of time. During depressed market conditions, a customer may no longer need a rig that is currently under contract or may be able to obtain a comparable rig at a lower daily rate. As a result, customers may seek to renegotiate the terms of their existing drilling contracts or avoid their obligations under those contracts. The renegotiation of a number of our drilling contracts could adversely affect our financial position, results of operations and cash flows.

Rig upgrade, refurbishment and construction projects, including our deepwater semisubmersible and premium jackup rigs that are under construction, will be subject to risks, including delays and cost overruns.

   We have two deepwater semisubmersible rigs and two premium jackup rigs under construction. In addition, we may make upgrade and refurbishment expenditures for our fleet, and we may also make substantial expenditures for the construction of additional new rigs. Rig upgrade, refurbishment and construction projects are subject to the risks of delay or cost overruns inherent in any large construction project, including the following:

  .   shortages of materials or skilled labor;

  .   unforeseen engineering problems;

  .   unanticipated actual or purported change orders;

  .   work stoppages;

  . financial or operating difficulties of the shipyard upgrading, refurbishing or constructing the rig;

  .   adverse weather conditions;

  .   unanticipated cost increases; and

  .   inability to obtain any of the requisite permits or approvals.

   Significant cost overruns or delays would adversely affect our financial condition and results of operations. In addition, our premium jackups and ultra-deepwater semisubmersibles currently under construction will employ advancements in technology that may lead to certain difficulties, both operational and legal, as to our use of this technology. Our inability to use this technology, or to use it efficiently, could result in additional downtime or could render these rigs less competitive in the marketplace.

Our business involves numerous operating hazards and we are not fully insured against all of them.

   Our operations are subject to the usual hazards incident to the drilling of oil and natural gas wells, including blowouts, explosions, oil spills and fires. Our activities are also subject to hazards peculiar to marine operations, such as collision, grounding, and damage or loss from severe weather.

   All of these hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations. We insure against, or will have indemnification from customers for some, but not all, of these risks. Our insurance contains various deductibles and limitations on coverage and deductibles. In light of the current volatility in the insurance markets and recent significant increases in rates, we may elect to change our insurance coverage, including by increasing deductibles, retentions and other limitations on coverage. Changes in coverage such as those would effectively increase the amount of risk against which we are not insured.

   We believe our policy of purchasing insurance coverage is consistent with our industry peers for the types, amounts and limits of insurance maintained. However, as a result of poor underwriting results suffered by the insurance industry over the past few years and the catastrophic events of September 11, 2001, we incurred significant premium and deductible increases in our most recent renewal of our insurance coverage. Our current insurance program expires in the third quarter of 2003, and premiums and deductibles may increase further.

   The occurrence of a significant event, including terrorist acts, war, civil disturbances, pollution or environmental damage, not fully insured or indemnified against or the failure of a customer to meet its indemnification obligations, could materially and adversely affect our operations and financial condition. Moreover, no assurance can be made that we will be able to maintain adequate insurance in the future at rates we consider reasonable or be able to obtain insurance against certain risks, particularly in light of the instability and developments in the insurance markets following the recent terrorist attacks.

Our international operations involve additional risks not generally associated with domestic operations.

   Risks associated with our international operations, any of which could limit or disrupt our markets or operations, include heightened risks of:

  .   terrorist acts, war and civil disturbances;

  .   expropriation or nationalization of assets;

  .   renegotiation or nullification of existing contracts;

  .   foreign exchange restrictions;

  .   foreign currency fluctuations;

  . foreign taxation, including changes in law or interpretation of existing law;

  .   assaults on property or personnel;

  .   limitations on the ability to repatriate income or capital to the U.S.;

  .   changing political conditions;

  .   foreign and domestic monetary policies; and

  . travel limitations or operational problems caused by Severe Acute Respiratory Syndrome (SARS) or other medical issues.

   Additionally, our ability to compete in the international drilling market may be adversely affected by non-U.S. governmental regulations favoring or requiring the awarding of drilling contracts to local contractors or requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. Furthermore, foreign governmental regulations, which may in the future become applicable to the oil and natural gas industry, could reduce demand for our services, or such regulations could directly affect our ability to compete for customers.

   Our operations in Kuwait were suspended and we evacuated our personnel due to the war in Iraq. While we have resumed the majority of our operations in Kuwait, operations in Kuwait or elsewhere in the Middle East could be adversely affected by post-war conditions in Iraq or other conflict in the region.

   Eight of our land drilling rigs are located in Venezuela, which has been experiencing labor strikes and demonstrations, and in 2002 experienced an attempt to overthrow the government. The implications and results of the political, economic and social instability in Venezuela are uncertain at this time, but the instability has had and could continue to have an adverse effect on our business. None of our land rigs located in Venezuela were operating as of April 30, 2003. When or if those rigs will return to work is uncertain.

SARS could have an adverse affect on our international operations and our financial results.

   SARS is a highly communicable disease that has been identified in Southeast Asia and other parts of the world in which we operate. Quarantines and travel restrictions have been imposed on individuals with suspected symptoms in some countries in which SARS has been found. The spread of SARS could adversely impact the global economy, the worldwide demand for oil and natural gas and the level of demand for our services. SARS or other public health threats could also bring about quarantines of our personnel, the inability to access our offices or rigs, or restrictions on travel to or through countries in which we operate. These restrictions could curtail our ability to operate our rigs. Moreover, operations may be prevented if our personnel or rigs are quarantined. To date, only Southeast Asia has suffered significant SARS-related travel restrictions, and our operations have not been materially limited. We operate six jackup rigs in Southeast Asia and have offices in Indonesia, Malaysia, Thailand and Vietnam. We also have two deepwater semisubmersible rigs and two premium jackup rigs under construction in Singapore. Although the extent of the impact of the disease on us to date has been limited, any quarantine of personnel or inability to access our offices or rigs could adversely affect us, including delaying the delivery of the four rigs under construction. Further travel restrictions or operational problems in any part of the world in which we operate, or any reduction in the demand for drilling services caused by SARS or other public health threats in the future, may materially impact operations and adversely affect our financial results.

We may suffer losses as a result of currency risks.

   A majority of our international drilling and services contracts are partially payable to us in local currency in amounts that are generally intended to approximate our estimated operating costs, with the balance of the payments under the contract payable in U.S. dollars (except in Kuwait, Malaysia and Saudi Arabia, where we will likely be paid entirely in local currency). In certain jurisdictions, including Egypt and Nigeria, regulations exist which determine the amounts which are payable in local currency. Those amounts can exceed the local currency costs being incurred, leading to accumulation of excess local currency which in certain instances can be subject to either temporary blocking or difficulties in converting to U.S. dollars. To the extent that our revenues denominated in local currency do not equal our local operating expenses or during periods of idle time when no revenue is earned, we are exposed to currency exchange transaction losses, which could materially and adversely affect our results of operations and financial condition. We have not historically entered into financial hedging arrangements to manage risks relating to fluctuations in currency exchange rates.

Laws and governmental regulations may add to costs or limit drilling activity.

   Our business is affected by changes in public policy and by federal, state, foreign and local laws and regulations relating to the energy industry. The drilling industry is dependent on demand for services from the oil and natural gas exploration and production industry and, accordingly, we will be directly affected by the adoption of laws and regulations curtailing exploration and development drilling for oil and natural gas for economic, environmental and other policy reasons. We may be required to make significant capital expenditures to comply with governmental laws and regulations. It is also possible that these laws and regulations may in the future add significantly to our operating costs or may significantly limit drilling activity.

   Governments in some non-U.S. countries have become increasingly active in regulating and controlling the ownership of concessions, companies holding concessions, the exploration of oil and natural gas and other aspects of the oil and natural gas industries in these countries. In some areas of the world, this governmental activity has adversely affected the amount of exploration and development work done by major oil companies and may continue to do so.

We may be limited in our use of net operating losses.

   Our ability to realize the benefit of our deferred tax asset requires that we achieve certain future earnings levels prior to the expiration of our net operating loss ("NOL") carryforwards. We have established a valuation allowance against the future tax benefit of a portion of our NOL carryforwards and could be required to record an additional valuation allowance if market conditions change materially and future earnings are, or are projected to be, significantly different from our current estimates. Our NOL carryforwards are subject to review and potential disallowance upon audit by the tax authorities in the jurisdictions where the loss was incurred.

   As of December 31, 2002, we had approximately $540.4 million of NOL carryforwards for U.S. federal income tax purposes. This amount includes an NOL carryforward of $408.4 million at November 19, 2001, related to Global Marine. We can provide no assurance that the full amount of our NOL carryforwards will be allowed. The NOL carryforwards are scheduled to expire from 2003 to 2023.
Section 382 of the U.S. Internal Revenue Code could limit the future use of all or some of the U.S. NOL carryforwards if the direct and indirect ownership of stock of the relevant company changes by more than 50% in certain circumstances over a prescribed testing period. The Internal Revenue Service may take the position that the merger consummated pursuant to the business combination of Santa Fe International and Global Marine caused a greater-than-50-percent ownership change with respect to Global Marine. If the merger did not result in such an ownership change, changes in the ownership of our ordinary shares following the merger could result in such an ownership change. In the event of such an ownership change, the Section 382 rules would limit the utilization of the NOL carryforwards of Global Marine in each taxable year ending after the ownership change to an amount equal to a federal long-term tax-exempt rate published monthly by the Internal Revenue Service, multiplied by the fair market value of all of Global Marine's stock at the time of the ownership change. For purposes of this calculation, the value of Global Marine's stock could also be subject to adjustments, thereby further limiting our ability to utilize our NOL carryforwards in each taxable year thereafter.

Proposed United States tax law changes could reduce our net income.

   In 2002 and 2003, various changes to the U.S. federal income tax code have been proposed that, if enacted, could adversely affect our United States federal income tax position. Many of the proposed changes target United States corporations that have expatriated to a foreign jurisdiction and would in certain cases treat such corporations as United States corporations for United States federal income tax purposes. Several of the proposals would have retroactive application and would treat GlobalSantaFe as a United States corporation. Some of the proposals would impose additional limitations on the deductibility for United States federal income tax purposes of certain intercompany transactions, including intercompany interest expense.

   At this time, it is impossible to predict what changes, if any, may be enacted, and if enacted, what effect such changes may have on us. However, there is a risk that changes to U.S. tax laws could substantially increase our income tax costs. If this were to occur, such changes could have a material adverse effect on our financial position and future results of operations.

   In addition, due to our structure and extensive foreign operations, our effective tax rate is based on the provisions of numerous tax treaties, conventions and agreements between various countries and taxing jurisdictions, as well as the tax laws of many jurisdictions. Changes in one or more of these tax regimes or changes in the interpretation of existing laws in these regimes could also have a material adverse effect on us.

We may be required to accrue additional tax liability on certain earnings.

   We have not provided for U.S. deferred taxes on the unremitted earnings of our U.S. subsidiaries and their controlled foreign corporations ("U.S. Subsidiaries") that are permanently reinvested. Should we make a distribution from the unremitted earnings of our U.S. Subsidiaries, we would be required to record additional U.S. deferred taxes that could have a material adverse effect on our financial position, results of operations and cash flows.

   In certain circumstances, management expects that, due to the changing demands of the offshore drilling markets, our mobile assets are more likely than not to be redeployed to other locations before those assets operate in certain jurisdictions long enough to give rise to future tax consequences. As a result, no deferred tax liability has been recognized on the earnings from these assets. In addition, we have not provided for U.S. deferred taxes on foreign earnings that could be taxed in the United States upon the occurrence of certain events in a future period. We plan to implement a business restructuring that will better integrate our operations. This integration will change the U.S. tax classification of certain of our subsidiaries before the occurrence of any events that could give rise to a tax liability. Should our expectations change regarding the length of time a mobile asset will be operating in a given location, or should we choose not to implement the planned business restructuring, we would be required to record additional deferred taxes that could have a material adverse effect on our financial position, results of operations and cash flows.

Governmental regulations and environmental matters could significantly affect our operations.

   Our operations are subject to numerous federal, state, and local laws and regulations controlling the discharge of materials into the environment or otherwise relating to the protection of the environment. As a result, the application of these laws could have a material adverse effect on our results of operations by increasing our cost of doing business, discouraging our customers from drilling for hydrocarbons or subjecting us to liability. For example, we, as an operator of mobile offshore drilling units in navigable U.S. waters and certain offshore areas, including the Outer Continental Shelf, are liable for damages and for the cost of removing oil spills for which we may be held responsible, subject to certain limitations. Our operations may involve the use or handling of materials that may be classified as environmentally hazardous substances. Laws and regulations protecting the environment have generally become more stringent, and may in certain circumstances impose "strict liability," rendering a person liable for environmental damage without regard to negligence or fault.

Environmental laws and regulations may expose us to liability for the conduct of or conditions caused by others or for acts that were in compliance with all applicable laws at the time they were performed.

Risks Relating to the Notes

We are dependent on cash flow from our subsidiaries to make payments on the notes and the notes are effectively subordinated to debt of our subsidiaries and any of our future secured debt.

   We currently conduct substantially all our operations through our subsidiaries, and our subsidiaries generate substantially all of our operating income and cash flow. As a result, distributions or advances from our subsidiaries are the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws may limit our ability to obtain cash from our subsidiaries. In addition, our subsidiaries may be limited in their ability to distribute cash because of their financial condition and operating requirements. Distributions by some subsidiaries could also be subject to adverse tax consequences. In addition, our efforts to comply with various tax-related rules may limit our operating flexibility or increase the cost of certain activities. Our ability to make payments on the notes could be adversely affected by limitations on the ability of our subsidiaries to distribute cash.

   The outstanding notes are and the new notes will be general unsecured senior obligations of ours, effectively junior to any secured debt that we may have in the future to the extent of the value of the assets securing that debt. In addition, none of our subsidiaries will guarantee the notes. As a result, holders of the notes have a junior position to the claims of creditors of our subsidiaries on their assets and earnings. As of March 31, 2003, our subsidiaries had an aggregate of $977.9 million of long-term indebtedness and capital lease obligations. The long-term indebtedness and capital lease obligations of subsidiaries consist of the following, for which Global Marine is the sole obligor except as otherwise indicated:

  .   $300 million aggregate principal amount of 7 1/8% notes due 2007;

  .   $300 million aggregate principal amount of 7% notes due 2028;

  . Zero coupon convertible debentures due 2020 representing long-term indebtedness in the amount of $330 million and which have an aggregate principal amount at maturity of $600 million (the zero coupon convertible debentures are convertible into ordinary shares of GlobalSantaFe Corporation at the rate of 8.125103 ordinary shares per $1,000 aggregate principal amount at maturity); and

  . Capital lease obligations of $49.5 million, including current portion (including a $30.5 million capital lease obligation of a subsidiary other than Global Marine that is guaranteed by GlobalSantaFe Corporation).

   As a result, the holders of the notes are effectively subordinated to claims by the holders of substantially all of the foregoing indebtedness as to the assets and earnings of Global Marine and its subsidiaries. For the year ended December 31, 2002, Global Marine and its subsidiaries accounted for approximately 61% of the consolidated revenues of GlobalSantaFe Corporation and its subsidiaries. In addition, there is no prohibition in the indenture governing the notes on the ability of GlobalSantaFe or any of its subsidiaries to issue additional indebtedness. Additional indebtedness at the subsidiary level would increase the amount of claims to which the holders of the notes are subordinate. Moreover, a default by Global Marine under any of its debt instruments would not give rise to a default under the indenture governing the notes, even though the creditors of Global Marine would have remedies against Global Marine. As a result, you have no recourse if Global Marine defaults on any of its debt. A default by Global Marine on its debt could result in reduced distributions by Global Marine to us, which could have a material adverse effect on us.

   If we are declared bankrupt or insolvent, or are liquidated, the holders of any secured debt, and any debt of our subsidiaries, will be entitled to be paid from the assets securing the debt or the assets of such subsidiaries, as the case may be, before any payment may be made with respect to the notes. If any of the foregoing events occurs, we cannot assure you that we and our subsidiaries will have sufficient assets to pay amounts due on our secured debt, the debt of our subsidiaries and the notes. As a result, holders of the notes may receive nothing or less, ratably, than the holders of secured debt or the debt of our subsidiaries in the event of our bankruptcy or liquidation.

We may not be able to generate sufficient cash flow to meet our debt service obligations.

   The amount of debt that we can manage in some periods may not be as large as in other periods because our earnings and cash flows vary significantly from year to year following trends in our industry. Our future cash flow may be insufficient to meet all of our debt obligations and commitments, and any insufficiency could negatively impact our business. Our ability to generate cash flow from operations to pay our debt will depend on our future financial performance, which will be affected by a range of economic, competitive and business factors. We cannot control many of these factors, such as general economic and financial conditions in the oil and gas industry, the economy at large and competitive initiatives of our competitors. Our future cash flow may be insufficient to meet all of our debt obligations and commitments, and any insufficiency could negatively impact our financial position.

   If we do not generate sufficient cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure you that any refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds that may be realized from those sales, or that additional financing could be obtained on acceptable terms, if at all. Our inability to generate sufficient cash flow to satisfy all of our debt obligations, or to refinance our indebtedness on commercially reasonable terms, would materially adversely affect our financial position, results of operations and cash flows.

There is no trading market for the new notes and there may never be one.

   The new notes will be new securities for which currently there is no established trading market. We do not intend to apply for listing of the notes on any securities exchange or automated dealer quotation system. For these and other reasons, we cannot assure you that a trading market will develop for the new notes. Even if a market for the new notes does develop, we cannot assure you that there will be liquidity in that market, or that the new notes might not trade for less than their original value or face amount. If a liquid market for the new notes does not develop, you may be unable to resell the new notes for a long period of time, if at all. This means you may not be able to readily convert the new notes into cash, and the new notes may not be accepted as collateral for a loan.

   Even if a market for the new notes develops, trading prices could be higher or lower than the initial offering price or historical trading prices of the outstanding notes. The prices of the new notes will depend on many factors, including:

  .   prevailing interest rates;

  .   the markets for similar securities;

  .   general economic conditions; and

  . our financial condition, historical financial performance and future prospects.

               INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus, including the information incorporated by reference, contains forward-looking statements. Under the Private Securities Litigation Reform Act of 1995, companies are provided a "safe harbor" for discussing their expectations regarding future performance. We believe it is in the best interests of our shareholders and the investment community to use these provisions and provide such forward-looking information. We do so in this prospectus and other communications. Forward-looking statements are often but not always identifiable by use of words such as "anticipate," "believe," "budget," "could," "estimate," "expect," "forecast," "intend," "may," "might," "plan," "predict," "project," "should," and "will."

   Our forward-looking statements include statements about the following subjects:

  . our expectation that higher operating expenses due primarily to higher repair and maintenance expenses, which were experienced in the fourth quarter of 2002 and the first quarter of 2003, will return to more normal levels during the second quarter of 2003;

  . our expectation that fourth-quarter 2002's higher than normal general and administrative (G&A) expenses will not continue in 2003;

  .   our statements regarding expected effective tax rates;

  .   our statements that certain rigs will be cold-stacked;

  . our expectations regarding completion dates for the rigs in our four-rig newbuild programs;

  . our expectations regarding future conditions in the various geographic markets in which we operate and the prospects for future work and dayrates for our rigs in those markets;

  . the effect of the war in Iraq or other hostilities on terrorism in the Middle East or elsewhere on our operations;

  . the possible impact on our future financial position and results of operations as a result of various pieces of proposed legislation;

  . the adequacy of our valuation allowance in connection with net operating loss carryforwards;

  . the expected outcomes of legal and administrative proceedings, their materiality, and their expected effects on our financial position and results of operations;

  .   the costs, adequacy and availability of insurance;

  . whether any trading market will exist for the new notes and the trading price of the notes;

  . our contract drilling revenue backlogs and the amounts expected to be realized in the future;

  . projected cash outlays, the timing of such outlays and expected sources of funding in connection with the rigs that are under construction;

  . that we do not anticipate using stock to satisfy future purchase obligations in connection with our zero coupon convertible debentures;

  .   limitations on the ability of our subsidiaries to distribute cash to us;

  .   our ability to service indebtedness;

  .   our estimated future capital expenditures;

  . our ability to meet all of our current obligations, including working capital requirements, capital expenditures and debt service, from our existing cash and cash equivalents, the net proceeds from the notes and future cash flow from operations;

  .   our possible or assumed results of operations;

  . the dates drilling rigs will become available following completion of current contracts;

  . our belief that our exposure to interest rate fluctuations is not material to our financial position, results of operations or cash flows;

  .   our funding and financing plans;

  . the anticipated effect of the required adoption of SFAS No. 143 in 2003 and the required adoption of SFAS No. 146 and SFAS No. 149;

  .   our expectations regarding commencement of certain contracts;

  . our expectations regarding the length of time mobile assets will be operating in given locations and our resulting conclusions regarding the future tax consequences of operating in those locations;

  . our expectation that our effective tax rate will continue to fluctuate from year to year as our operations are conducted in different taxing jurisdictions;

  . our expectation that we will fund various commitments, primarily related to our debt and capital lease obligations, leases for office space and other property and equipment as well as commitments for construction of drilling rigs, with existing cash and cash equivalents, and cash generated from operations but may use a portion of the proceeds of the notes to satisfy these obligations;

  . our belief that a Venezuelan tax lien and customs claim will not impact the operations of the rigs within Venezuela;

  . our expectations regarding the impact our suspension of drilling operations in Kuwait will have on our results of operations and our expectations regarding how long our suspension of drilling operations in Kuwait will last;

  . our plans to implement a business restructuring that will better integrate our operations and change the U.S. tax classification of certain subsidiaries before the occurrence of any events that could give rise to a tax liability;

  . the amount of our net actuarial loss on our pension plans expected to be recognized in pension plan cost in 2003;

  . the results of our sensitivity analyses to assess the impact of oil price changes under certain dayrate contracts;

  . our expectation that, if required, any additional payments made under certain fully defeased financing leases would not be material to our financial position or results of operations in any given year;

  . our belief that credit risk in our commercial paper, money-market funds and Eurodollar time deposits with a variety of financial institutions with strong credit ratings is minimal;

  . our expectations regarding softness in our North Sea and deepwater operations;

  . our expectations regarding the stabilization of energy prices and the effect such stabilization will have on exploration and development drilling activity; and

  .   any other statements that are not historical facts.

   Our forward-looking statements speak only as of the date of this prospectus and are based on currently available industry, financial, and economic data and our operating plans. They are also inherently uncertain, and investors must recognize that events could turn out to be materially different from our expectations. Factors that could cause or contribute to such differences include, but are not limited to:

  . changes in rig utilization and dayrates in response to the level of activity in the oil and natural gas industry, which is significantly affected by indications and expectations regarding the level and volatility of oil and natural gas prices, which in turn are affected by such things as political, economic and weather conditions affecting or potentially affecting regional or worldwide demand for oil and natural gas, actions or anticipated actions by OPEC, inventory levels, deliverability constraints, and futures market activity;

  . the extent to which customers and potential customers continue to pursue ultra-deepwater drilling;

  . exploration success or lack of exploration success by our customers and potential customers;

  .   the effect of prolonged periods of low utilization and dayrates;

  . the highly competitive and cyclical nature of our business, with periods of low demand and excess rig availability;

  . the impact of the war with Iraq or other military operations, terrorist acts or embargoes in Saudi Arabia, the Middle East or elsewhere;

  .   the effect of increasing military tension with regard to North Korea;

  .   our ability to enter into and the terms of future drilling contracts;

  .   our ability to win bids for turnkey drilling operations;

  .   the risks of failing to complete a well or wells under turnkey contracts;

  .   other risks inherent in turnkey contracts;

  .   the availability of qualified personnel;

  .   our failure to retain the business of one or more significant customers;

  .   the termination or renegotiation of contracts by customers;

  .   the operating hazards inherent in drilling for oil and natural gas;

  .   the availability of adequate insurance at a reasonable cost;

  .   the risks of international operations and compliance with foreign laws;

  . political and other uncertainties inherent in non-U.S. operations, including exchange and currency fluctuations;

  . the effect of SARS could have on our international operations and financial results;

  .   proposed United States tax law changes;

  .   compliance with or breach of environmental laws;

  . the incurrence of secured debt or additional unsecured indebtedness or other obligations by us or our subsidiaries;

  .   the adequacy of sources of liquidity;

  . the effect of the fact that several markets in which we operate are oversupplied;

  . currently unknown rig repair needs and/or additional opportunities to accelerate planned maintenance expenditures due to presently unanticipated rig downtime;

  . higher than anticipated accruals for performance-based compensation due to better than anticipated performance by us, higher than anticipated severance expenses due to unanticipated employee terminations, higher than anticipated legal and accounting fees due to unanticipated financing or other corporate transactions, and other factors that could increase G&A expenses;

  . the occurrence or nonoccurrence of anticipated changes in our revenue mix between our domestic and international drilling markets due to changes in our customers' oil and gas drilling plans, which can be the result of such things as changes in regional or worldwide economic conditions and fluctuations in the prices of oil and natural gas, which in turn could change or stabilize effective tax rates;

  . delays or cost overruns in our construction projects caused by such things as shortages of materials or skilled labor, unforeseen engineering problems, unanticipated actual or purported change orders, work stoppages, shipyard financial or operating difficulties, adverse weather conditions or natural disasters, unanticipated cost increases, and the inability to obtain requisite permits or approvals;

  . the actions of our competitors in the oil and gas drilling industry, which could significantly influence rig dayrates and utilization;

  . changes in the geographic areas in which our customers plan to operate, which in turn could change our expected effective tax rate;

  . the vagaries of the legislative process due to the unpredictable nature of politics and national and world events, among other things;

  . changes in oil and natural gas drilling technology or in our competitors' drilling rig fleets that could make our drilling rigs less competitive or require major capital investments to keep them competitive;

  .   rig availability;

  . political and other uncertainties inherent in non-U.S. operations, including exchange and currency fluctuations;

  . the effects and uncertainties of legal and administrative proceedings and other contingencies;

  . the impact of governmental laws and regulations and the uncertainties involved in their administration, particularly in some foreign jurisdictions;

  . changes in our executive succession planning due to unforeseen factors such as individual family, health or other personal issues;

  . changes in employee demographics that impact the estimated remaining service lives of the active participants in our pension plans;

  . political or social disruptions that limit oil and/or gas production, such as those in Venezuela;

  . the uncertainties inherent in dealing with financial and other third-party institutions that could have internal weaknesses unknown to us;

  . changes in accepted interpretations of accounting guidelines and other accounting pronouncements; and

  . such other factors as may be discussed under the caption "Risk Factors" beginning on page 10 of this prospectus and in our other reports filed with the U.S. Securities and Exchange Commission.

   YOU SHOULD NOT PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS. EACH FORWARD-LOOKING STATEMENT SPEAKS ONLY AS OF THE DATE OF THE PARTICULAR STATEMENT, AND WE DISCLAIM ANY OBLIGATION OR UNDERTAKING TO DISSEMINATE ANY UPDATES OR REVISIONS TO OUR STATEMENTS, FORWARD-LOOKING OR OTHERWISE, TO REFLECT CHANGES IN OUR EXPECTATIONS OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY SUCH STATEMENTS ARE BASED.

                                USE OF PROCEEDS

   The exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into in connection with the private offering of the outstanding notes. We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes, we will receive in exchange a like principal amount of the outstanding notes. The outstanding notes surrendered in exchange for the new notes will be retired and canceled, and cannot be reissued. Accordingly, issuance of the new notes will not result in any change in our capitalization.

                      RATIO OF EARNINGS TO FIXED CHARGES

   In the business combination of Global Marine and Santa Fe International, Global Marine was considered the acquiring entity for accounting purposes. As a result, our results of operations for 2001 reflect Global Marine's operations for the full year and Santa Fe International's operations from November 20, 2001 (42 days). Information for 1998 through 2000 represents the operations of Global Marine only. Information for 2002 and 2003 represents the operations of the combined company. Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                     Three Months
                                        Ended              Year Ended
                                      March 31,           December 31,
                                     -----------  -----------------------------
                                     2003   2002  2002  2001  2000  1999  1998
                                     -----  ----- ----- ----- ----- ----- -----
  Ratio of Earnings to Fixed Charges 2.87x  5.13x 4.59x 4.36x 2.28x 2.12x 3.26x

   For purposes of calculating the ratio of earnings to fixed charges:

  . "fixed charges" represent interest expense plus capitalized interest and the portion of operating lease rental expense that represents the interest factor; and

  . "earnings" represent earnings before income taxes and cumulative effect of accounting changes plus fixed charges and amortization of capitalized interest less capitalized interest.

                                CAPITALIZATION

   The following table sets forth our cash and cash equivalents and capitalization at March 31, 2003, which includes the outstanding notes, which were issued on February 11, 2003.

                                                                                                     March 31,
                                                                                                       2003
                                                                                                   -------------
                                                                                                   (in millions)
                                                                                                    (unaudited)
Cash and cash equivalents.........................................................................   $  923.0
                                                                                                     ========
Long-term debt, including current maturities:
   7 1/8% notes due 2007, net of discount.........................................................   $  301.6
   5% notes due 2013, net of discount.............................................................      249.4
   7% notes due 2028, net of discount.............................................................      296.8
   Zero coupon convertible debentures.............................................................      330.0
   Capital lease obligations (including current portion)..........................................       49.5
                                                                                                     --------
Total long-term debt, including current maturities................................................    1,227.3
                                                                                                     --------

Shareholders' equity:
   Ordinary shares, $0.01 par value, 600 million shares authorized, 233,274,996 shares issued and
     outstanding at March 31, 2003................................................................        2.3
   Additional paid-in capital.....................................................................    2,957.0
   Retained earnings..............................................................................    1,359.4
   Accumulated other comprehensive loss...........................................................      (41.9)
                                                                                                     --------
       Total shareholders' equity.................................................................    4,276.8
                                                                                                     --------
          Total capitalization....................................................................   $5,504.1
                                                                                                     ========

                              THE EXCHANGE OFFER

   Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

   We are offering to issue new registered 5% notes due 2013 in exchange for a like principal amount of our outstanding 5% notes due 2013. We may extend, delay or terminate the exchange offer. Holders of outstanding notes who wish to exchange their notes will need to complete the exchange offer documentation related to the exchange.

Purpose and Effect of the Exchange Offer

   We sold the outstanding notes in transactions that were exempt from or not subject to the registration requirements under the Securities Act. Accordingly, the outstanding notes are subject to transfer restrictions. In general, you may not offer or sell the outstanding notes unless either they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws.

   In connection with the sale of the outstanding notes, we entered into a registration rights agreement with the initial purchasers of the outstanding notes. In that agreement, we agreed to file a registration statement relating to an offer to exchange the outstanding notes for new notes within 90 days after the date we issued the outstanding notes and to use our reasonable best efforts to have it declared effective within 180 days after the date we issued the outstanding notes. We also agreed to use our reasonable best efforts to complete the exchange offer on or prior to the 230th day after the date we issued the outstanding notes. We are offering the new notes under this prospectus to satisfy those obligations under the registration rights agreement.

   If we fail to comply with deadlines for completion of the exchange offer, we will be required to pay additional interest to holders of the outstanding notes. Please read the section captioned "Registration Rights Agreement" for more details regarding the registration rights agreement.

   Based on interpretations of the SEC staff in "no action letters" issued to third parties, we believe that each new note issued under the exchange offer may be offered for resale, resold and otherwise transferred by you, the holder of that new note, without compliance with the registration and prospectus delivery provisions of the Securities Act if:

  .   you are not our "affiliate," as defined Rule 405 under the Securities Act;

  .   you acquire such new notes in the ordinary course of your business; and

  . you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, the distribution of new notes.

   However, the SEC has not considered the legality of our exchange offer in the context of a "no action letter," and there can be no assurance that the staff of the SEC would make a similar determination with respect to our exchange offer as it has in other interpretations to other parties.

   If you tender outstanding notes in the exchange offer with the intention of participating in any manner in a distribution of the new notes, you:

  .   cannot rely on these interpretations by the SEC staff; and

  . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

   Unless an exemption from registration is otherwise available, the resale by any holder intending to distribute new notes should be covered by an effective registration statement under the Securities Act containing the holder's information required by Item 507 or Item 508, as applicable, of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other retransfer of new notes only as specifically described in this prospectus. Failure to comply with the registration and prospectus delivery requirements by a holder subject to these requirements could result in that holder incurring liability for which it is not indemnified by us. With respect to broker-dealers, only those that acquired the outstanding notes for their own account as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for outstanding notes acquired as a result of market-making activities or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must deliver a prospectus in connection with any resale of such notes. We have agreed to make this prospectus available in connection with resales of the notes by such broker-dealers for up to 210 days from the consummation of the exchange offer. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of new notes.

Terms of the Exchange Offer

   Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn before the expiration date of the exchange offer. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding notes surrendered under the exchange offer. Outstanding notes may be tendered only in integral multiples of $1,000. The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

   As of the date of this prospectus, $250 million principal amount of outstanding notes are outstanding. This prospectus and the letter of transmittal included with this prospectus are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

   We intend to conduct the exchange offer according to the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the indenture and, if applicable, the registration rights agreement. However, these outstanding notes will not be freely tradable. See "--Consequences of Failure to Exchange" below.

   We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

   If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled "--Fees and Expenses" for more details regarding fees and expenses incurred in the exchange offer.

   We will return any outstanding notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

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

Expiration Date

   The exchange offer will expire at 5:00 p.m., New York City time on         ,
2003 unless, in our sole discretion, we extend the exchange offer.

Extensions, Delay in Acceptance, Termination or Amendment

   We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open. During any extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

   To extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will also make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

   If any of the conditions described below under "--Conditions to the Exchange Offer" have not been satisfied, we reserve the right, in our sole discretion:

  .   to delay accepting for exchange any outstanding notes;

  .   to extend the exchange offer; or

  .   to terminate the exchange offer.

We will give oral or written notice of a delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

   Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the outstanding notes. If we amend the exchange offer in a manner we determine to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the outstanding notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during that period.

   Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to an appropriate news agency.

Conditions to the Exchange Offer

   Despite any other term of the exchange offer, if in our reasonable judgment the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the SEC or would be impaired by any action or proceeding that has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer:

  . we will not be required to accept for exchange, or exchange any new notes for, any outstanding notes; and

  . we may terminate the exchange offer before accepting any outstanding notes for exchange.

   In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made or deemed to have made to us:

  . the representations described under "--Procedures for Tendering--Your Representations to Us" and in the letter of transmittal; and

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

  . other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the new notes under the Securities Act.

   We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, nonacceptance or termination to the holders of the outstanding notes as promptly as practicable.

   These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each right will be deemed an ongoing right that we may assert at any time or at various times. In addition, we will not accept for exchange any outstanding notes tendered and will not issue new notes in exchange for any outstanding note, if at that time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering

  How to Tender Generally

   Only a registered holder of outstanding notes may tender its outstanding notes in the exchange offer. If you are a beneficial owner of outstanding notes and wish to have the registered owner tender on your behalf, please see "--How to Tender if You Are a Beneficial Owner" below. To tender in the exchange offer, a registered holder must either comply with the procedures for manual tender or comply with the automated tender offer program procedures of DTC described below under "--Tendering Through DTC's Automated Tender Offer Program."

   To complete a manual tender, you must:

  . complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal;

  . have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires;

  . mail or deliver the letter of transmittal or a facsimile of the letter of transmittal to the exchange agent before the expiration date; and

  .   deliver, and the exchange agent must receive, before the expiration date:

      .   the outstanding notes along with the letter of transmittal; or

      . a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below under "--Book-Entry Transfer."

   If you wish to tender your outstanding notes and cannot comply with the requirement to deliver the letter of transmittal and your outstanding notes (including by book-entry transfer) or use the automated tender offer program of DTC before the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures described below.

   For a tender to be effective, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address provided above under "Prospectus Summary--The Exchange Agent" before the expiration date. To complete a tender through DTC's automated tender offer program, the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such outstanding notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below and a properly transmitted agent's message.

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

   Any tender by a holder that is not withdrawn before the expiration date will constitute a legally binding agreement between the holder and us according to the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

   The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to ensure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or outstanding notes to us. You may request your broker, dealer, commercial bank, trust company or other nominee to effect the above transactions on your behalf.

  Book-Entry Transfer

   The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account at DTC according to DTC's procedures for transfer. If you are unable to deliver confirmation of the book-entry tender of your outstanding notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or before the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures described below.

  Tendering Through DTC's Automated Tender Offer Program

   The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's automated tender offer program to tender its outstanding notes. Participants in the program may transmit their acceptance of the exchange offer electronically instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent. Tendering through the automated tender offer program causes DTC to transfer the outstanding notes to the exchange agent according to its procedures for transfer. DTC will then send an agent's message to the exchange agent.

   The term "agent's message" means a message transmitted by DTC to and received by the exchange agent and forming part of the book-entry confirmation, stating that:

  . DTC has received an express acknowledgment from a participant in DTC's automated tender offer program that is tendering outstanding notes that are the subject of such book-entry confirmation;

  . the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

  .   we may enforce the agreement against the participant.

  How to Tender if You Are a Beneficial Owner

   If you beneficially own outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your outstanding notes, either:

  . make appropriate arrangements to register ownership of the outstanding notes in your name; or

  . obtain a properly completed bond power from the registered holder of your outstanding notes.

   The transfer of registered ownership may take considerable time and may not be completed before the expiration date.

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

  Signatures and Signature Guarantees

   You must have signatures on a letter of transmittal or a notice of withdrawal described below guaranteed by an "eligible guarantor institution" unless the outstanding notes are tendered:

  . by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal and the new notes are being issued directly to the registered holder of the outstanding notes tendered in the exchange offer for those new notes; or

  .   for the account of an "eligible institution".

   An "eligible institution" is:

  .   a member firm of a registered national securities exchange;

  .   a member of the National Association of Securities Dealers, Inc.;

  . a commercial bank or trust company having an office or correspondent in the United States; or

  . an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act.

   An "eligible guarantor institution" is an eligible institution that is also a member in good standing of one of the recognized "medallion" signature guarantee programs identified in the letter of transmittal.

  When Endorsements or Bond Powers are Needed

   If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding notes and an eligible guarantor institution must guarantee the signature on the bond power.

   If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. They should also submit evidence of their authority to deliver the letter of transmittal satisfactory to us unless we waive this requirement.

  Determinations Under the Exchange Offer

   We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions thereto, will be final and binding on all parties.

   Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of defects or irregularities with respect to tenders of outstanding notes, nor will we or those persons incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until any defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

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

  When We Will Issue New Notes

   In all cases, we will issue new notes for outstanding notes that we have accepted for exchange in the exchange offer only after the exchange agent timely receives:

  . outstanding notes or a timely book-entry confirmation of the outstanding notes into the exchange agent's account at DTC; and

  . a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

  Return of Outstanding Notes Not Accepted or Exchanged

   If we do not accept any tendered outstanding notes for exchange for any reason described in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or nonexchanged outstanding notes will be returned without expense to their tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described below, the nonexchanged outstanding notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the rejection of tender or the expiration or termination of the exchange offer.

  Your Representations to Us

   By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

  . any new notes you receive will be acquired in the ordinary course of your business;

  . you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the outstanding notes or the new notes;

  . you are not our "affiliate," as defined in Rule 405 of the Securities Act, or, if you are our affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

  . if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the new notes;

  . if you are a broker-dealer, you will receive new notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, and you will deliver a prospectus in connection with any resale of such new notes;

  . if you are a broker-dealer, you did not purchase the outstanding notes to be exchanged for the new notes from us; and

  . you are not acting on behalf of any person who could not truthfully make the foregoing representations.

Guaranteed Delivery Procedures

   If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes (including by book-entry transfer), the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's automated tender offer program before the expiration date, you may tender if:

  .   the tender is made through an eligible institution;

  . before the expiration date, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent's message relating to a notice of guaranteed delivery:

     . stating your name and address, the registered number(s) of your outstanding notes and the principal amount of outstanding notes tendered;

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

     .   stating that the tender is being made thereby; and

     . guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof or agent's message in lieu thereof, together with the outstanding notes or a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  . the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof or agent's message, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

   Upon request to the exchange agent, the exchange agent will send you a notice of guaranteed delivery if you wish to tender your outstanding notes using the guaranteed delivery procedures described above.

Withdrawal of Tenders

   Except as otherwise provided in this prospectus, you may withdraw your tender at any time before 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective:

  . the exchange agent must receive a written notice of withdrawal at one of the addresses listed above under "Prospectus Summary--The Exchange Agent"; or

  . the withdrawing holder must comply with the appropriate procedures of DTC's automated tender offer program system.

   Any notice of withdrawal must:

  . specify the name of the person (whom we refer to as the depositor) who tendered the outstanding notes to be withdrawn;

  . identify the outstanding notes to be withdrawn, including the registration number or numbers and the principal amount of the outstanding notes;

  . be signed by the depositor in the same manner as the original signature on the letter of transmittal used to deposit those outstanding notes or be accompanied by documents of transfer sufficient to permit the trustee for the outstanding notes to register the transfer into the name of the depositor withdrawing the tender; and

  . specify the name in which the outstanding notes are to be registered, if different from that of the depositor.

   If outstanding notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC.

   We will determine, in our sole discretion, all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination will be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

   Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, the outstanding notes will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. At any time on or before the expiration date, holders may re-tender properly withdrawn outstanding notes by following one of the procedures described under "--Procedures for Tendering" above.

Fees and Expenses

   We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail, but we may make additional solicitation by telephone, electronically or in person by our officers and regular employees and those of our affiliates.

   We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for exchange.

   We will pay the cash expenses to be incurred in connection with the exchange offer, including:

  .   SEC registration fees;

  .   fees and expenses of the exchange agent and trustee;

  .   accounting and legal fees and printing costs; and

  .   related fees and expenses.

Transfer Taxes

   We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. A tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  . certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

  . tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

  . a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

   If satisfactory evidence of payment of any transfer taxes payable by a holder is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to that tendering holder. The exchange agent will retain possession of the new notes with a face amount equal to the amount of the transfer taxes due until it receives payment of the taxes.

Consequences of Failure to Exchange

   If you do not exchange your outstanding notes for new notes in the exchange offer, or if you tender your outstanding notes but subsequently withdraw them, your outstanding notes will remain outstanding and continue to accrue interest, but will not retain any rights under the registration rights agreement (except in limited circumstances generally involving only the initial purchasers and specified broker-dealers) or accrue additional interest under that agreement. In addition, your notes will remain subject to the existing restrictions on transfer of the outstanding notes. In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Consummation of the exchange offer will fulfill substantially all of our registration obligations with respect to the outstanding notes under the registration rights agreement.

Accounting Treatment

   We will not recognize a gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize expenses of the exchange offer over the term of the new notes under accounting principles generally accepted in the United States of America.

Other

   Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take. In the future, we may seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes, except as required by the registration rights agreement.

                           DESCRIPTION OF NEW NOTES

   We will issue the new notes, and we issued the outstanding notes, under an indenture, dated as of February 1, 2003, between us and Wilmington Trust Company, as trustee. The notes are our general unsecured obligations. We have summarized material provisions of the indenture and the new notes. This summary is not complete. You should read the indenture and the form and terms of the notes, which are available from us, for a complete description of our obligations and your rights.

   The indenture does not limit the amount of debt securities that may be issued. Debt securities may be issued under the indenture from time to time in separate series, each up to the aggregate amount from time to time authorized for such series. The 5% notes due 2013 constitute a new series of debt securities under the indenture and are initially limited to $250 million in aggregate principal amount. We may, however, "reopen" the series of notes and issue additional notes of that series in the future without the consent of the holders.

   The outstanding notes, together with the new notes issued in exchange for the outstanding notes pursuant to the exchange offer, will constitute a single series of securities under the indenture. If the exchange offer for the notes is consummated, holders of outstanding notes who do not exchange their outstanding notes for new notes in the exchange offer will vote together with holders of the new notes for all relevant purposes under the indenture. Accordingly, in determining whether the required holders have given any notice, consent or waiver or taken any other action permitted under the indenture, any outstanding notes that remain outstanding after the exchange offer will be aggregated with the new notes, and the holders of the outstanding notes and new notes will vote together as a single series.

   In this summary description of the new notes, unless we state otherwise or the context clearly indicates otherwise, all references to "we," "us" and "our" are to GlobalSantaFe Corporation only.

General

   The notes will mature on February 15, 2013 and will bear interest at the rate of 5% per annum. Interest on the notes has accrued from February 11, 2003 or the most recent interest payment date. We:

  . will pay interest semiannually on February 15 and August 15 of each year, commencing August 15, 2003;

  . will pay interest to the person in whose name a note is registered at the close of business on the February 1 or August 1 immediately preceding the interest payment date;

  . will compute interest on the basis of a 360-day year consisting of twelve 30-day months;

  . will make payments on the notes at the offices of the trustee or any paying agent or, at our option, payment may be made by check mailed to the address of the person in whose name a note is registered or by wire transfer for notes held in book-entry form; and

  . will issue the new notes only in book-entry form represented by one or more global notes registered initially in the name of Cede & Co., as nominee of The Depositary Trust Company ("DTC"), or such other name as maybe requested by an authorized representative of DTC, and will deposit the notes with DTC.

   We will issue the new notes only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. The notes will not be subject to any sinking fund or mandatory redemption provisions. We may, at our option, redeem the notes.

   Other than the restrictions on liens and sale/leaseback transactions described below under "--Restrictive Covenants," the indenture does not contain any covenants or other provisions designed to protect holders of the notes in the event we participate in a highly leveraged transaction or upon a change of control. The indenture also does not contain provisions that give holders the right to require us to repurchase their notes in the event of a decline in our credit ratings for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

Redemption

   The notes will be redeemable at our option, in whole or in part, at any time and from time to time for an amount equal to:

  . 100% of the principal amount of the notes to be redeemed plus accrued interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date); and

  .   a premium equal to the excess, if any, of:

  .   the sum of the present values, calculated as of the redemption date, of:

  . each interest payment that, but for the redemption, would have been payable on the note (or portion thereof) being redeemed on each interest payment date occurring after the redemption date (excluding any accrued interest for the period prior to the date of redemption); and

  . the principal amount that, but for the redemption, would have been payable at the final maturity of the note (or portion thereof) being redeemed;

   over

  .   the principal amount of the note (or portion thereof) being redeemed.

   In no event will the redemption price ever be less than 100% of the principal amount of the notes plus accrued interest to the redemption date. We will mail notice of a redemption not less than 30 days nor more than 60 days before the redemption date to holders of notes to be redeemed.

   The present values of interest and principal payments referred to above will be determined in accordance with generally accepted principles of financial analysis. The present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the redemption date at a discount rate equal to the Treasury Yield (as defined below) plus 15 basis points.

   The premium will be calculated by an independent investment banking institution of national standing appointed by us. However, if we fail to make that appointment at least 45 business days prior to the redemption date, or if the institution appointed is unwilling or unable to make the calculation, the calculation will be made by Goldman, Sachs & Co. If that firm is unwilling or unable to make the calculation, it will be made by an independent investment banking institution of national standing appointed by the trustee. The institution making the calculation is the "Independent Investment Banker."

   The "Treasury Yield" means the rate of interest per year equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the notes, calculated to the nearest 1/12th of a year (the "Remaining Term"). The Treasury Yield will be determined as of the third business day immediately preceding the applicable redemption date.

   The weekly average yields of United States Treasury Notes will be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated "H.15 (519) Selected Interest Rates" or any successor release (the "H.15 Statistical Release"). If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury Notes having a constant maturity that is the same as

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the Remaining Term, then the Treasury Yield shall equal to that weekly average yield. In all other cases, the Treasury Yield will be calculated by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury Notes that have a constant maturity closest to and greater than the Remaining Term and the United States Treasury Notes that have a constant maturity closest to and less than the Remaining Term (in each case as set forth in the H.15 Statistical Release). Any weekly average yields as calculated by interpolation will be rounded the nearest 1/100th of 1%, with any figure of 1/200% or above being rounded upward. If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Treasury Yield will be calculated by interpolation of comparable rates selected by the Independent Investment Banker.

   If less than all the notes are to be redeemed, the trustee will select the notes to be redeemed by such method as the trustee deems fair and appropriate. The trustee may select for redemption notes and portions of notes in amounts of whole multiples of $1,000.

Ranking

   The notes constitute senior debt and rank equally with all of our unsecured and unsubordinated debt and will rank senior to any future subordinated indebtedness. As of March 31, 2003, GlobalSantaFe Corporation itself had no long-term indebtedness or capital lease obligations other than the outstanding notes and its guaranty of a $30.5 million capital lease obligation of a subsidiary. GlobalSantaFe Corporation has $82 million of uncommitted unsecured credit facilities under which it has no borrowings outstanding as of March 31, 2003. As of March 31, 2003, our subsidiaries had an aggregate of $977.9 million of long-term indebtedness and capital lease obligations.

   We currently conduct substantially all our operations through our subsidiaries, and our subsidiaries generate substantially all of our operating income and cash flow. As a result, distributions or advances from our subsidiaries are the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries' financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations, including payments on the notes. In addition, holders of the notes have a junior position to the claims of creditors of our subsidiaries on their assets and earnings. The long-term indebtedness and capital lease obligations of subsidiaries consist of the following for which Global Marine is the sole obligor, except as otherwise indicated:

  .   $300 million aggregate principal amount of 7 1/8% notes due 2007;

  .   $300 million aggregate principal amount of 7% notes due 2028;

  . Zero coupon convertible debentures due 2020 representing long-term indebtedness in the amount of $330 million and which have an aggregate principal amount at maturity of $600 million (the zero coupon convertible debentures are convertible into ordinary shares of GlobalSantaFe Corporation at the rate of 8.125103 ordinary shares per $1,000 aggregate principal amount at maturity); and

  . Capital lease obligations of $49.5 million, including current portion (including a $30.5 million capital lease obligation of a subsidiary other than Global Marine that is guaranteed by GlobalSantaFe Corporation).

   Global Marine also has a $10 million uncommitted unsecured credit facility under which it has no borrowings outstanding. See "Risk Factors--Risks Relating to the Notes--We are dependent on cash flow from our subsidiaries to make payments on the notes and the notes are effectively subordinated to debt of our subsidiaries and any of our future secured debt."

Restrictive Covenants

   We have agreed to two principal restrictions on our activities for the benefit of holders of the notes. We have used in this summary description capitalized terms that we have defined below under "--Glossary." In this

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description of the covenants only, all references to us mean GlobalSantaFe
Corporation and its Subsidiaries, unless the context clearly indicates otherwise.

  Limitation on Liens

   We have agreed that we will issue, assume or guarantee Indebtedness for borrowed money secured by a lien upon a Principal Property or shares of stock or indebtedness of any of our Subsidiaries that owns or leases a Principal Property only if we secure the notes equally and ratably with or prior to the Indebtedness secured by that lien. If we so secure the notes, we have the option to secure any of our other Indebtedness or obligations equally and ratably with or prior to the Indebtedness secured by the lien and, accordingly, equally and ratably with the notes. This covenant has exceptions that permit:

      (a)  liens existing on the date we first issued the outstanding notes;

      (b) liens on the property, assets, stock, equity or debt of any entity existing at the time we acquire that entity or its property or at the time the entity becomes a Subsidiary;

      (c)  intercompany liens in favor of us;

      (d) liens in favor of governmental bodies to secure progress or advance payments;

      (e)  liens securing industrial revenue or pollution control bonds;

      (f)  liens on assets either:

      .   existing at the time we acquire the assets;

      . securing all or part of the cost of acquiring, constructing, improving, developing or expanding the assets; or

      . securing Indebtedness to finance the purchase price of the assets or the cost of constructing, improving, developing or expanding the assets that was incurred before, at or within 24 months after the acquisition or completion of the assets or their commencing commercial operation;

      (g) statutory or other liens arising in the ordinary course of our business and relating to amounts that are not yet delinquent or that we are contesting in good faith;

      (h)  liens on current assets;

      (i) liens on stock, partnership or other equity interests in any Joint Venture or any Subsidiary that owns an equity interest in a Joint Venture to secure Indebtedness contributed or advanced solely to that Joint Venture; and

      (j) any extensions, substitutions, replacements or renewals of the above-described liens.

   In addition, without securing the notes as described above, we may issue, assume or guarantee Indebtedness that this covenant would otherwise restrict in a total principal amount that, when added to all of our other outstanding Indebtedness that this covenant would otherwise restrict and the total amount of Attributable Indebtedness outstanding for Sale/Leaseback Transactions, does not exceed a "basket" equal to 15% of Consolidated Net Tangible Assets. When calculating this total principal amount, we exclude from the calculation Attributable Indebtedness from Sale/Leaseback Transactions in connection with which we have voluntarily retired debt securities issued under the indenture, Indebtedness of equal rank or Funded Indebtedness as described in clause (c) below under "Limitation on Sale/Leaseback Transactions."

  Limitation on Sale/Leaseback Transactions

   We have agreed that we will enter into a Sale/Leaseback Transaction only if at least one of the following applies:

      (a) we could incur Indebtedness in a principal amount equal to the Attributable Indebtedness for that Sale/Leaseback Transaction and, without violating the "Limitation on Liens" covenant, could secure that Indebtedness by a lien on the property to be leased without equally and ratably securing the notes;

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

      (b) within the period beginning nine months before the closing of the Sale/Leaseback Transaction and ending nine months after the closing, we have expended for property used or to be used in the ordinary course of our business an amount equal to all or a portion of the net proceeds of the transaction and elected to designate that amount as a credit against that transaction (with any amount not so designated to be applied as set forth in (c) below or as otherwise permitted); or

      (c) during the nine-month period after the effective date of the Sale/Leaseback Transaction, GlobalSantaFe Corporation shall have applied to either:

      . the voluntary defeasance or retirement of any debt securities under the indenture, of Indebtedness of equal rank to the notes or any Funded Indebtedness; or

      .   the acquisition of one or more Principal Properties

   an amount equal to the net proceeds of the sale or transfer of the property leased in the Sale/Leaseback Transaction (or, if greater, the fair value of that property at the time of the Sale/Leaseback Transaction as determined by our board of directors) adjusted to reflect the remaining term of the lease and any amount expended as set forth in clause (b) above, less an amount equal to the sum of the principal amount of debt securities issued under the indenture, Indebtedness of equal rank and Funded Indebtedness voluntarily defeased or retired, plus any amount expended to acquire any Principal Properties at fair value, within such nine-month period and not designated as a credit against any other Sale/Leaseback Transaction entered into by us during such period.

  Glossary

   "Attributable Indebtedness" means the present value of the rental payments during the remaining term of the lease included in the Sale/Leaseback Transaction. To determine that present value, we use a discount rate equal to the lease rate of the Sale/Leaseback Transaction. For these purposes, rental payments do not include any amounts we are required to pay for taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights. In the case of any lease that we may terminate by paying a penalty, if the net amount would be reduced if we terminated the lease on the first date that it could be terminated, then this lower net amount will be used.

   "Consolidated Net Tangible Assets" means the total amount of assets (after deducting applicable reserves and other properly deductible items) less:

  . all current liabilities (excluding liabilities that are extendable or renewable at our option to a date more than 12 months after the date of calculation and excluding current maturities of long-term indebtedness); and

  . all goodwill, trade names, trademarks, patents, unamortized indebtedness discount and expense and other like intangible assets.

   We will calculate our Consolidated Net Tangible Assets based on our most recent quarterly balance sheet.

   "Funded Indebtedness" means all Indebtedness that matures on or is renewable to a date more than one year after the date the Indebtedness is incurred.

   "Indebtedness" means:

  .   all indebtedness for borrowed money (whether full or limited recourse);

  . all obligations evidenced by bonds, debentures, notes or other similar instruments;

  . all obligations under letters of credit or other similar instruments, other than standby letters of credit, performance bonds and other obligations issued in the ordinary course of business, to the extent not

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

      drawn or, to the extent drawn, if such drawing is reimbursed not later than the third business day following demand for reimbursement;

  . all obligations to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business;

  .   all capitalized lease obligations;

  . all Indebtedness of others secured by a lien on any asset of the person in question (provided that if the obligations so secured have not been assumed in full or are not otherwise fully the person's legal liability, then such obligations may be reduced to the value of the asset or the liability of the person); or

  . all Indebtedness of others (other than endorsements in the ordinary course of business) guaranteed by the person in question to the extent of such guarantee.

   "Joint Venture" means:

  . with respect to properties located in the United States, any partnership, corporation or other entity, in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by GlobalSantaFe Corporation and/or one or more Subsidiaries; or

  . with respect to properties located outside the United States, any partnership, corporation or other entity, in which up to and including 60% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by GlobalSantaFe Corporation and/or one or more Subsidiaries.

   A Joint Venture is not treated as a Subsidiary.

   "Principal Property" means any drilling rig or drillship, or integral portion thereof, owned or leased by us and used for drilling offshore oil and gas wells, which, in the opinion of our board of directors, is of material importance to the business of GlobalSantaFe Corporation and its Subsidiaries taken as a whole, but no such drilling rig or drillship, or portion thereof, shall be deemed of material importance if its net book value (after deducting accumulated depreciation) is less than 2% of Consolidated Net Tangible Assets.

   "Sale/Leaseback Transaction" means any arrangement with anyone under which we lease any Principal Property that we have or will sell or transfer to that person. This term excludes the following:

  .   temporary leases for a term of not more than five years;

  . intercompany leases between us and one of our Subsidiaries or between two or more of our Subsidiaries;

  . leases of a Principal Property executed by the time of or within 12 months after the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the Principal Property; and

  . arrangements under any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954.

   "Subsidiary" means a corporation in which, either directly or indirectly,
(i) we own, (ii) one or more other Subsidiaries own or (iii) we and one or more other Subsidiaries own more than 50% of the outstanding voting stock of that corporation. For purposes of this definition, "voting stock" means stock that ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency. A Joint Venture is not treated as a Subsidiary.

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Consolidation, Merger and Sale of Assets

   The indentures generally permit a consolidation or merger between us and another entity. They also permit the sale by us of all or substantially all of our assets. We have agreed, however, that we may consolidate with or merge into any entity or transfer or dispose of all or substantially all of our assets to any entity only:

  .   if we are the continuing person; or

  . if we are not the continuing person, the resulting entity assumes the due and punctual payments on the debt securities and the performance of our covenants and obligations under the applicable indenture and the debt securities; and

  . in either case, immediately after giving effect to the transaction, no default or event of default would occur and be continuing or would result from the transaction.

Events of Default

   The following are events of default with respect to notes:

  .   our failure to pay any interest on the notes for 30 days;

  .   our failure to pay principal of or any premium on the notes when due;

  . our failure to comply with any of our other covenants or agreements in the notes or the indenture for the notes (other than an agreement or covenant that we have included in the indenture solely for the benefit of other series of debt securities issued under the indenture) for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of all outstanding debt securities issued under that indenture affected by that failure; and

  . certain events involving bankruptcy, insolvency or reorganization of GlobalSantaFe Corporation.

   A default under one series of debt securities under the indenture will not necessarily be a default under another series. The trustee may withhold notice to the holders of the notes of any default or event of default (except in any payment on the notes) if the trustee considers it in the interest of the holders of the notes to do so.

   If an event of default for the notes occurs and is continuing, the trustee or the holders of at least 25% in principal amount of all notes outstanding (or, in some cases, 25% in principal amount of all debt securities issued under the indenture that are affected, voting as one class) may declare the principal of and accrued and unpaid interest on those debt securities to be due and payable. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal of and accrued and unpaid interest on all the debt securities issued under the indenture, including the notes, will become immediately due and payable without any action on the part of the trustee or any holder. The holders of a majority in principal amount of the notes outstanding (or of all debt securities issued under the indenture that are affected, voting as one class) may in some cases rescind this accelerated payment requirement.

   A holder of notes may pursue any remedy under the indenture only if:

  . the holder gives the trustee written notice of a continuing event of default for the notes;

  . the holders of at least 25% in principal amount of the notes outstanding make a written request to the trustee to pursue the remedy;

  . the holder offers to the trustee indemnity reasonably satisfactory to the trustee;

  . the trustee fails to act for a period of 60 days after receipt of notice and offer of indemnity; and

  . during that 60-day period, the holders of a majority in principal amount of the notes do not give the trustee a direction inconsistent with the request.

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   This provision does not, however, affect the right of a holder of a note to sue for enforcement of any overdue payment.

   In most cases, holders of a majority in principal amount of the notes outstanding (or of all debt securities issued under the indenture that are affected, voting as one class) may direct the time, method and place of:

  .   conducting any proceeding for any remedy available to the trustee; and

  . exercising any trust or power conferred on the trustee not relating to or arising under an event of default.

   The indenture requires us to file with the trustee each year a written statement as to our compliance with the covenants contained in the indenture.

Modification and Waiver

   We may amend or supplement the indenture if the holders of a majority in principal amount of the outstanding debt securities issued under the indenture that are affected by the amendment or supplement (acting as one class) consent to it. Without the consent of each holder of a note, however, no modification may:

  . reduce the amount of notes whose holders must consent to an amendment, supplement or waiver;

  .   reduce the rate of or change the time for payment of interest on the note;

  .   reduce the principal of the note or change its stated maturity;

  . reduce any premium payable on the redemption of the note or change the time at which the note may or must be redeemed;

  . make payments on the note payable in currency other than as originally stated in the note;

  . impair the holder's right to institute suit for the enforcement of any payment on the note;

  . make any change in the percentage of principal amount of notes necessary to waive compliance with certain provisions of the indenture; or

  . waive a continuing default or event of default regarding any payment on the notes.

   We may amend or supplement the indenture or waive any provision of it without the consent of any holders of notes in certain circumstances, including:

  .   to cure any ambiguity, omission, defect or inconsistency;

  . to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer;

  . to provide for uncertificated notes in addition to or in place of certificated notes or to provide for bearer notes;

  . to provide any security for, additional obligors on or guarantees of the notes;

  . to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

  . to add covenants that would benefit the holders of any notes or to surrender any rights we have under the indenture;

  .   to add events of default with respect to the notes; and

  . to make any change that does not adversely affect any notes outstanding in any material respect.

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   The holders of a majority in principal amount of the notes outstanding (or of all debt securities under the indenture affected, voting as one class) may waive any existing or past default or event of default with respect to those notes (or debt securities). Those holders may not, however, waive any default or event of default in any payment on any note or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Defeasance

   When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the applicable trustee funds or government securities sufficient to make payments on the notes on the dates those payments are due and payable, then, at our option, either of the following will occur:

  . we will be discharged from our obligations with respect to the notes ("legal defeasance"); or

  . we will no longer have any obligation to comply with the restrictive covenants under the Indenture, and the related events of default will no longer apply to us ("covenant defeasance").

   If we defease the notes, the holders of the notes will not be entitled to the benefits of the indenture, except for our obligations to register the transfer or exchange of notes, replace stolen, lost or mutilated notes or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the notes will also survive.

   We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the notes to recognize income, gain or loss for United States federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

Governing Law

   New York law governs the indenture and the notes.

Trustee

   If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any notes only after those holders have offered the trustee indemnity reasonably satisfactory to it.

   If the trustee becomes one of our creditors, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on certain property received for any claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

Form, Exchange, Registration and Transfer

   We will issue the new notes in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the notes. We may, however, require the payment of any tax or other governmental charge payable for that registration.

   Notes will be exchangeable for other notes with the same total principal amount but in different authorized denominations in accordance with the indenture. Holders may present notes for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will

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

effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

   We have appointed the trustee as security registrar for the notes. We may at any time rescind that designation or approve a change in the location through which any registrar acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional registrars for the notes.

   In the case of any redemption, the security registrar will not be required to register the transfer or exchange of any note either:

  . during a period beginning 15 business days prior to the mailing of the relevant notice of redemption and ending on the close of business on the day of mailing of such notice; or

  . if the notes have been called for redemption in whole or in part, except the unredeemed portion of any note being redeemed in part.

Payment and Paying Agents

   Payments on the notes will be made in U.S. dollars at the office of the trustee. At our option, however, we may make payments by check mailed to the holder's registered address or, with respect to global notes, by wire transfer. We will make interest payments to the person in whose name the note is registered at the close of business on the record date for the interest payment.

   The trustee will be designated as our paying agent for payments on notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

   Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money held by them for payments on the notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Book-Entry System

   We will issue the new notes in the form of one or more global notes in fully registered form initially registered in the name of Cede & Co., as nominee of DTC. The global notes will be deposited with the trustee as custodian for DTC and may not be transferred except as a whole to a nominee of DTC or to a successor of such nominee or a nominee of such successor.

   DTC has advised us as follows:

  . DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the

  . Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

  . DTC holds securities that its participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates.

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  .   Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

  . DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

  . Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

  . The rules applicable to DTC and its direct and indirect participants are on file with the Securities and Exchange Commission.

   Purchases of notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The ownership interest of each actual purchaser of notes is in turn to be recorded on the direct and indirect participants' records. Beneficial owners of the notes will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

   To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC's records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the global notes. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in the listing attached to the omnibus proxy).

   All payments on the global notes will be made to Cede & Co., as holder of record, or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts upon DTC's receipt of funds and corresponding detail information from us or the trustee on payment dates in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, us or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) will be the responsibility of us or the trustee. Disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

   DTC may discontinue providing its service as securities depositary with respect to the notes at any time by so notifying us. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). Under such circumstances, if a successor securities depositary is not obtained, individual note certificates in fully registered form are required to be prepared and delivered to beneficial owners of the global notes representing such notes.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable (including DTC), but we take no responsibility for its accuracy.

   Neither we nor the trustee will have any responsibility or obligation to direct or indirect participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any participant with respect to any ownership interest in the notes, or payments to, or the providing of notice to participants or beneficial owners.

   So long as the notes are in DTC's book-entry system, secondary market trading activity in the notes will settle in immediately available funds. We will make all payments on the global notes in immediately available funds.

                         REGISTRATION RIGHTS AGREEMENT

   We have summarized material provisions of the registration rights agreement below. This summary is not complete. You should read the agreement, which is available from us, for a complete description of our obligations and your rights.

Exchange Offer Registration Statement

   In connection with the issuance of the outstanding notes, we entered into a registration rights agreement with the initial purchasers of the outstanding notes. The registration rights agreement provides that, unless the exchange offer would not be permitted by applicable law or SEC policy, we will file an exchange offer registration statement with the SEC within 90 days after the date we issued the outstanding notes. This agreement also requires us to use our reasonable best efforts to:

  . have the exchange offer registration statement declared effective by the SEC within 180 days after the date we issued the outstanding notes;

  . keep the exchange offer open for at least 20 business days (or longer if required by applicable law) after the date that notice of the exchange offer is first mailed to holders; and

  . complete the exchange offer within 230 days after the date we issued the outstanding notes.

   The registration rights agreement also provides that we will use our reasonable best efforts to keep the exchange offer registration statement effective and to make available, for at least 210 days after the consummation of the exchange offer, a prospectus for use in connection with any resale of new notes by persons subject to prospectus delivery requirements of the Securities Act. See "Plan of Distribution" for information regarding the use of this prospectus in connection with any resale of the new notes received by broker-dealers in exchange for outstanding notes acquired as a result of market-making activities or other trading activities.

Shelf Registration

   Under the terms of the registration rights agreement, we may be required to file a shelf registration statement to permit specified holders of notes to resell their notes periodically without being limited by transfer restrictions applicable to the old notes. We may be required to file a shelf registration statement to cover resales of the notes only if:

  . we are not permitted to effect the exchange offer because it is not permitted by applicable law or SEC policy;

  . any of the initial purchasers, at the time of the exchange offer, holds notes having, or likely to be determined to have, the status of an unsold allotment in the initial distribution and requests us to include the notes in a shelf registration statement within 20 business days after the consummation of the exchange offer;

  . because of any changes in law or in currently prevailing interpretations of the staff of the SEC, any holder (other than an initial purchaser holding outstanding notes acquired directly from us) is not permitted to participate in the exchange offer and requests us to include their outstanding notes in a shelf registration statement within 20 business days after the consummation of the exchange offer; or

  . any holder that participates in the exchange offer does not receive new notes that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as our affiliate) and requests us to include their notes in a shelf registration statement within 20 business days after the consummation of the exchange offer.

   If we are obligated to file the shelf registration statement, we will use our reasonable best efforts to:

  . file the shelf registration statement with the SEC within 90 days after such filing obligation arises;

  . cause the shelf registration statement to be declared effective by the SEC within 180 days after such obligation arises; and

  . keep the shelf registration statement continuously effective until the date that is at least two years from the date we issued the outstanding notes or such shorter period ending when all the notes that are covered by the shelf registration statement are either sold thereunder, cease to be outstanding, are sold in compliance with Rule 144 or are eligible for resale pursuant to Rule 144(k) under the Securities Act, or are exchanged for new notes that are entitled to be sold without complying with the prospectus delivery requirements of the Securities Act.

   The shelf registration statement will permit only certain holders to resell their notes from time to time. In particular, these holders must:

  . provide specified information in connection with the shelf registration statement; and

  . agree in writing to be bound by specified indemnification provisions of the registration rights agreement.

   A holder who sells notes under the shelf registration statement will be required to be named as a selling securityholder in the prospectus and to deliver a copy of the prospectus to purchasers. If we are required to file a shelf registration statement, we will provide to each holder of the notes covered thereby copies of the prospectus that is a part of the shelf registration statement and notify each of these holders when the shelf registration statement becomes effective. These holders will be subject to civil liability provisions under the Securities Act in connection with those sales.

Suspension of Exchange Offer or Shelf Registration Statement

   Under the registration rights agreement, we may suspend the availability of an exchange offer or shelf registration statement and, in each case, the use of the related prospectus if:

  . the SEC issues a stop order suspending the effectiveness of the registration statement or initiates any proceedings for that purpose;

  . we receive notification with respect to the suspension of the qualification or exemption from qualification of the registration statement, any of the notes to be sold thereunder in any jurisdiction, or the initiation or written threat of any proceeding for such purpose;

  . the happening of any event, the existence of any condition or any information becoming known that makes any statement made in the registration statement or the prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect;

  . the happening of any event, the existence of any condition or any information becoming known that requires the making of any changes in or amendments or supplements to such registration statement, prospectus or documents so that, the registration statement or prospectus will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

  . a determination by us that a post-effective amendment to the registration statement would be appropriate; or

  . we determine, in our reasonable judgment, after consultation with counsel, that the continued use of the prospectus would require the disclosure of confidential information or interfere with any financing, acquisition, reorganization or other material transaction involving us.

   Holders of notes registered under a registration statement are required to discontinue disposition of those notes under the registration statement upon notice of any of the events described in the preceding paragraph. The period for which we are obligated to keep the registration statement effective will be extended by the period of such suspension.

Additional Interest

   If any of the following "registration defaults" occurs, we will be required to pay additional interest on the notes:

  . we fail to file a registration statement required by the registration rights agreement on or before the date specified for such filing;

  . a registration statement is not declared effective by the SEC on or before the date specified for such effectiveness; or

  . we fail to consummate the exchange offer within 230 days after the date we issued the outstanding notes or a shelf registration statement required by the registration rights agreement is declared effective but later ceases to be effective at any time prior to the second anniversary of the date we issued the outstanding notes.

   If a registration default occurs, then we will pay to each affected holder of the notes additional interest that will accrue and be payable semiannually on the notes (in addition to the stated interest on the notes) from and including the date such registration default occurs to the date on which the applicable registration statement is filed or is declared effective, the exchange offer is consummated, or the applicable registration statement is again declared effective. During the time that additional interest is accruing, the rate of additional interest will be 0.25% per annum during the first 90 day period and will increase by 0.25% per annum for each subsequent 90 day period, but in no event will the rate exceed 1.0% per annum in the aggregate. Additional interest may not accrue with respect to more than one registration default at any one time. No additional interest will accrue if we timely file an exchange offer registration statement but are unable to complete the exchange offer because of a change in applicable law or SEC policy and we then proceed timely with the filing and effectiveness of the shelf registration statement. All additional interest shall cease to accrue upon the expiration of the second anniversary of the date we issued the outstanding notes or, if earlier, such time as there are no securities outstanding that are subject to restrictions on transfer under the securities laws.

Payment of Expenses and Indemnification by Us

   The registration rights agreement provides that we will pay all fees and expenses incident to our performance under the agreement. The agreement also provides that we will indemnify holders of notes permitted to use an exchange offer registration statement to satisfy prospectus delivery obligations and each holder of notes covered by a shelf registration statement against certain liabilities, including liabilities under the Securities Act.

                       CAYMAN ISLANDS TAX CONSIDERATIONS

   According to our Cayman Islands counsel, Maples and Calder, there is currently no Cayman Islands income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by a holder in respect of any income, gain or loss derived from holding notes or as a result of the exchange of outstanding notes for new notes. We have obtained an undertaking from the governor-in-council of the Cayman Islands under the Tax Concession Law (1999 Revision) that, in the event that any legislation is enacted in the Cayman Islands imposing tax on profits or income or gains or appreciation, or any tax in the nature of estate duty or inheritance tax, that tax will not apply to us or to any of our operations or our shares, debentures or other obligations for a period of twenty years from February 13, 1990. Therefore, there will be no Cayman Islands tax consequences with respect to holding notes or exchanging outstanding notes for new notes, except that, if the notes are taken into the Cayman Islands in original form, they will be subject to stamp duty in the amount of one quarter of one percent of the face value thereof, subject to a maximum of CI$250.00 per note.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

   The following discussion summarizes the material U.S. federal income tax consequences of the exchange of the outstanding notes for the new notes and the ownership and disposition of the new notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the new notes.

   This discussion is limited to holders who purchased the outstanding notes in the initial offering and who hold the new notes as capital assets, within the meaning of section 1221 of the Code. Moreover, in this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder's circumstances, or to certain categories of investors (such as financial institutions, insurance companies, tax-exempt organizations, dealers in securities, persons who hold the new notes through partnerships or other pass-through entities, U.S. expatriates, former long-term residents or persons who hold the new notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction) that may be subject to special rules. This discussion also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction or any U.S. federal estate or gift tax considerations. We will treat the new notes as our indebtedness for U.S. federal income tax purposes, and this discussion assumes that such treatment will be respected.

   YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE EXCHANGE OF THE OUTSTANDING NOTES FOR THE NEW NOTES AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL OR FOREIGN TAX LAWS.

Exchange Offer

   The exchange of outstanding notes for new notes in the exchange offer will not constitute a taxable exchange of the outstanding notes. Moreover, if you are a cash basis taxpayer, you will not have to include accrued interest in income as a result of the exchange. As a result, the registered new notes will have the same issue price as the outstanding notes, and you will have the same adjusted tax basis in and holding period for the new notes as you had in the outstanding notes immediately before the exchange. Accordingly, the discussion below generally makes no distinction between the outstanding notes and the new notes.

Consequences to U.S. Holders

   You are a U.S. holder for purposes of this discussion if you are a beneficial owner of notes and you are:

  . an individual U.S. citizen or resident alien for U.S. federal income tax purposes;

  . a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under U.S. law (federal or state);

  . an estate whose world-wide income is subject to U.S. federal income taxation; or

  . a trust that either (1) is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

   If a partnership holds notes, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership that holds notes, we suggest that you consult your tax advisor.

Interest on the Notes

   The notes were not issued with original issue discount for U.S. federal income tax purposes. Accordingly, stated interest on a note will be includible in your gross income as ordinary interest income in accordance with your usual method of accounting for tax purposes. Any additional interest we pay described in "The Exchange Offer" also should be treated as ordinary interest income.

Sale, Exchange, Redemption or Other Disposition of the Notes

   Except for an exchange of an outstanding note for a new note as described in "Exchange Offer and Registration Rights," upon the disposition of a note by sale, exchange, redemption or other disposition, you generally will recognize capital gain or loss equal to the difference between (1) the amount realized on the disposition (other than amounts attributable to accrued interest not previously recognized as income, which will be treated as ordinary interest income as described above) and (2) your adjusted federal income tax basis in the note. Your adjusted federal income tax basis in a note generally will equal the cost of the note, decreased by the amount of any payments (other than interest) received with respect to the note. Any capital gain or loss will be long-term capital gain or loss if you have held the note for longer than one year. You should consult your tax advisor regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for certain noncorporate taxpayers) and losses (the deductibility of which is subject to certain limitations).

Consequences to Non-U.S. Holders

   You are a non-U.S. holder for purposes of this discussion if you are a beneficial owner of notes and you are not a U.S. holder.

   Except to the extent otherwise provided under an applicable tax treaty, if you are a non-U.S. holder and are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business, you will generally be subject to U.S. federal income tax on the interest on a net income basis in the same manner as if you were a U.S. holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, including earnings and profits from an investment in the notes, that are effectively connected with the conduct by you of a trade or business in the United States.

   If you are a non-U.S. holder, any gain or income you realize on the sale, exchange, redemption or other disposition of the notes generally will not be subject to U.S. federal income tax unless:

  . that gain or income is effectively connected with the conduct of a trade or business in the United States by you;

  . you are an individual who is deemed to be present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are satisfied; or

  . the gain represents accrued interest, in which case the rules for interest would apply.

   If you are subject to U.S. federal income tax under the first bullet point, you will be taxed on a net income basis in the same manner as if you were a U.S. holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax as explained above. If you are subject to U.S. federal income tax under the second bullet point, you will be taxed on the net gain at a 30% rate.

Backup Withholding and Information Reporting

  U.S. Holders

   If you are a noncorporate U.S. holder, backup withholding and information reporting may apply to payments of principal and interest made by us on, or the proceeds of the sale or other disposition of, a note ("reportable payments"). We, our agent, a broker or any paying agent, as the case may be, will be required to deduct and withhold the applicable tax from any reportable payment that is subject to backup withholding if, among other things, a U.S. holder fails to furnish his taxpayer identification number (social security or employer identification number) by providing IRS Form W-9, certify that such number is correct, certify that such holder is not subject to backup withholding or otherwise comply with the applicable requirements of the backup withholding rules. Certain U.S. holders, including corporations and financial institutions, are exempt from backup withholding and information reporting requirements for payments made in respect of the notes. Any amount withheld under the backup withholding rules is allowable as a credit against your federal income tax liability, provided the required information is furnished to the IRS.

   The amount of any reportable payments, including interest, made to the record U.S. holders of the notes (other than to holders which are exempt recipients) and the amount of tax withheld, if any, with respect to such payments will be reported to such U.S. holders and to the IRS for each calendar year.

  Non-U.S. Holders

   If you are a non-U.S. holder, the payment of principal and interest on a note will be subject to information reporting and backup withholding unless you certify as to your non-U.S. holder status by providing IRS Form W-8BEN, IRS Form W-8EXP, IRS Form W-8ECI or IRS Form W-8IMY, as applicable, to us, our paying agent or the person who would otherwise be required to withhold tax, or you otherwise qualify for an exemption (provided that neither we nor our agent knows or has reason to know that you are a U.S. holder or that the conditions of any other exemptions are not in fact satisfied).

   The payment of the proceeds of the disposition of a note to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding unless you provide the certification described above or you otherwise qualify for an exemption. The proceeds of a disposition effected outside the United States by you to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if such broker is, for U.S. federal income tax purposes, a United States person, a controlled foreign corporation, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are United States persons who in the aggregate hold more than 50 percent of the income or capital interests in the partnership, information reporting requirements will apply unless such broker has documentary evidence in its files of your non-U.S. status and has no actual knowledge or reason to know to the contrary, or unless you otherwise qualify for an exemption. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, provided the required information is furnished to the IRS.

                             PLAN OF DISTRIBUTION

   Based on interpretations by the staff of the SEC in no action letters issued to third parties, we believe that you may transfer new notes issued under the exchange offer in exchange for the outstanding notes if:

  .   you acquire the new notes in the ordinary course of your business; and

  . you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of new notes.

   We believe that you may not transfer new notes issued under the exchange offer in exchange for the outstanding notes if you are:

  .   our "affiliate" within the meaning of Rule 405 under the Securities Act;

  .   a broker-dealer that acquired outstanding notes directly from us; or

  . a broker-dealer that acquired outstanding notes as a result of market-making or other trading activities unless you comply with the registration and prospectus delivery provisions of the Securities Act.

   If you wish to exchange your outstanding notes for new notes in the exchange offer, you will be required to make representations to us as described under "The Exchange Offer--Procedures for Tendering--Your Representations to Us" in this prospectus and in the letter of transmittal.

   Broker-dealers receiving new notes in the exchange offer in exchange for outstanding notes acquired as a result of market-making or other trading activities will be subject to a prospectus delivery requirement with respect to resales of the new notes. To date, the staff of the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with the prospectus contained in the exchange offer registration statement. In the registration rights agreement, we have agreed to permit broker-dealers to use this prospectus in connection with the resale of new notes. We have agreed that, for a period of up to 210 days after the consummation of the exchange offer, we will make this prospectus, as it may be amended or supplemented, available to any broker-dealer that requests these documents. Any broker-dealer required to use this prospectus and any amendments or supplements to this prospectus for resales of the new notes should notify us of this fact by checking the box on the letter of transmittal requesting additional copies of these documents.

   We are entitled under the registration rights agreement to suspend the use of this prospectus by broker-dealers under specified circumstances. We may suspend the use of this prospectus if:

  . the SEC issues a stop order suspending the effectiveness of the registration statement to which this prospectus relates or initiates any proceedings for that purpose;

  . we receive notification with respect to the suspension of the qualification or exemption from qualification of the registration statement or any of the new notes to be sold by any broker-dealer for offer or sale in any jurisdiction, or the initiation or written threat of any proceeding for such purpose;

  . the happening of any event, the existence of any condition or any information becoming known that makes any statement made in the registration statement or this prospectus or any document incorporated or deemed to be incorporated herein by reference untrue in any material respect;

  . the happening of any event, the existence of any condition or any information becoming known that requires the making of any changes in or amendments or supplements to the registration statement, prospectus or documents so that, the registration statement or prospectus will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

  . a determination by us that a post-effective amendment to the registration statement would be appropriate; or

  . we determine, in our reasonable judgment, after consultation with counsel, that the continued use of the prospectus would require the disclosure of confidential information or interfere with any financing, acquisition, reorganization or other material transaction involving us.

   Broker-dealers are required to discontinue disposition of notes under the registration statement upon notice of any of the events described in the preceding paragraph. If we suspend the use of this prospectus, the 210-day period referred to above will be extended by a number of days equal to the period of the suspension.

   We will not receive any proceeds from sale of new notes by broker-dealers. Broker-dealers who receive new notes for their own account in the exchange offer may sell them from time to time in one or more transactions either:

  .   in the over-the-counter market;

  .   in negotiated transactions;

  .   through the writing of options on the new notes;

  .   or a combination of methods of resale.

   The prices at which these sales occur may be:

  .   at market prices prevailing at the time of resale;

  .   at prices related to prevailing market rates; or

  .   at negotiated prices.

   Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes. Any broker-dealer that resells new notes it received for its own account in the exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of new notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning the Securities Act.

   We have agreed to pay all expenses incidental to the performance of our obligations with respect to the exchange offer, which does not include commissions and concessions of any broker or dealers. We will indemnify holders of the outstanding notes, including any broker-dealers, against some liabilities, including liabilities under the Securities Act, as provided in the registration rights agreement.

                  TRANSFER RESTRICTIONS ON OUTSTANDING NOTES

   The outstanding notes were not registered under the Securities Act. Accordingly, we offered and sold the outstanding notes only in private sales exempt from or not subject to the registration requirements of the Securities Act to "qualified institutional buyers" under Rule 144A under the Securities Act. You may not offer or sell those outstanding notes in the United States or to, or for the account or benefit of, U.S. persons except in transactions exempt from or not subject to the Securities Act registration requirements.

                                 LEGAL MATTERS

   Certain legal matters in connection with the issuance of the notes will be passed upon for us by Baker Botts L.L.P., Houston, Texas and Maples and Calder, Cayman Islands. Baker Botts L.L.P. is not passing on any matters of Cayman Islands law and is relying on the opinion of Maples and Calder as to all matters of Cayman Islands law, and Maples and Calder is not passing on any matters other than those governed by Cayman Islands law.

                            INDEPENDENT ACCOUNTANTS

   The financial statements and financial statement schedule incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   With respect to the unaudited financial information for the three-month periods ended March 31, 2003 and 2002, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 7, 2003 incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  Indemnification of Directors and Officers

  Cayman Islands Law

   Cayman Islands law does not limit the extent to which a company may indemnify its directors, officers, employees and agents except to the extent that such provision may be held by the Cayman Islands courts to be contrary to public policy. For instance, a provision purporting to provide indemnification against the consequences of committing a crime may be deemed contrary to public policy. In addition, an officer or director may not be indemnified for his own fraud, willful neglect or willful default. Our Amended and Restated Articles of Association ("Articles of Association") make indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on our part to the fullest extent allowed by law.

  Amended and Restated Articles of Association

   Article XXVII of our Articles of Association provide that:

   We will indemnify, except in respect of willful default or fraud, to the full extent at the date such Articles of Association were adopted or thereafter permitted by law, any person (including his heirs, executors and administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of us), by reason of his acting as, or having in the past acted as, a director, officer, employee or agent of, or his acting in any other capacity for or on behalf of, us (including his serving for, on behalf of or at the request of us as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, or in a fiduciary or other capacity with respect to any employee benefit plan maintained by us) against any expense (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person (or his heirs, executors and administrators) in respect thereof. We shall advance the expenses of defending any such action, suit or proceeding (including appeals) in accordance with and to the full extent at the date such Articles of Association were adopted or thereafter permitted by law.

   Our board of directors may, notwithstanding any interest of the directors in such action, authorize us to purchase and maintain insurance on behalf of any person described in Section 27.1(a) of Article XXVII, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power to indemnify him against such liability under the provisions of Article XXVII.

   The provisions of Article XXVII will be applicable to all actions, claims, suits or proceedings made or commenced after the adoption of such Articles of Association, whether arising from acts or omissions to act occurring before or after the adoption of such Articles of Association. The provisions of Article XXVII will be deemed to be a contract between us and each director, officer, employee or agent who serves in such capacity at any time while Article XXVII and the relevant provisions of the law, if any, are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of Article XXVII shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect any other application of such provision or the validity of the remaining provisions thereof. The rights of indemnification and advancement of expenses provided in
Article XXVII shall neither be exclusive of, nor be deemed in limitation of, any rights to which any such officer, director, employee or agent may otherwise be entitled or permitted by contract, vote of shareholders or directors or otherwise, or as a matter of law, both as to actions in his official capacity and actions in any other capacity while holding such office, it being our policy that indemnification of the specified individuals, except in respect of willful default or fraud, shall be made to the fullest extent permitted by law.

   We maintain Directors and Officers Liability Insurance coverage that reimburses sums paid by us as indemnification to our directors and officers against specific liabilities. Except for some policy terms, conditions and exclusions, such Directors and Officers Liability Insurance covers losses that the insureds become legally obligated to pay because of claims first made against the insureds. These claims must be made during the policy period and result from wrongful acts that are actually or allegedly caused, committed or attempted by the insureds before the end of the policy period. Wrongful acts include any actual or alleged error, misstatement, misleading statement or act, omission, neglect or breach of duty by the insureds while acting in their individual or collective capacities as directors or officers.

  Indemnity Agreements

   We are currently a party to indemnification agreements with each of our officers and directors. Under these agreements, we indemnify persons against specific liabilities due to their service as directors and/or officers. However, the actions that are the basis for the liabilities must have been made in good faith and with a reasonable belief that the actions were not opposed to our best interests. For criminal proceedings, the director or officer must have had reasonable cause to believe his conduct was lawful. The indemnity agreements are binding agreements that may not be modified unless by a signed writing executed by us and the indemnitee.

ITEM 21.  Exhibits

Exhibit
  No.   Exhibit
------- -------

  2.1   Agreement and Plan of Merger, dated as of August 31, 2001, among Santa Fe International
        Corporation, Silver Sub, Inc., Gold Merger Sub, Inc. and Global Marine Inc. (incorporated herein by this reference to our Current Report on Form 8-K filed September 4, 2001).

  3.1   Amended and Restated Memorandum of Association of GlobalSantaFe Corporation, adopted by
        Special Resolution of the members effective November 20, 2001 (incorporated herein by this reference to Exhibit 3.1 to our Annual Report on Form 10-K for the year ended December 31, 2001).

  3.2   Amended and Restated Articles of Association of GlobalSantaFe Corporation, adopted by Special
        Resolution of the shareholders effective November 20, 2001 (incorporated herein by this reference to
        Exhibit 3.2 to our Annual Report on Form 10-K for the year ended December 31, 2001).

  4.1   Purchase Agreement dated February 4, 2003, between GlobalSantaFe Corporation and Goldman,
        Sachs & Co. relating to 5% Notes due 2013 (incorporated herein by this reference to Exhibit 4.8 to our Annual Report on Form 10-K for the year ended December 31, 2002).

  4.2   Indenture dated as of February 1, 2003, between GlobalSantaFe Corporation and Wilmington Trust
        Company, as Trustee, relating to Debt Securities of GlobalSantaFe Corporation (incorporated herein by this reference to Exhibit 4.9 to our Annual Report on Form 10-K for the year ended December 31,
        2002).

  4.3   Form of 5% Note due 2013 (incorporated herein by this reference to Exhibit 4.10 to our Annual
        Report on Form 10-K for the year ended December 31, 2002).

  4.4   Terms of 5% Note due 2013 (incorporated herein by this reference to Exhibit 4.11 to our Annual
        Report on Form 10-K for the year ended December 31, 2002).

  4.5   Registration Rights Agreement dated as of February 11, 2003, between GlobalSantaFe Corporation and Goldman, Sachs, & Co. (incorporated herein by this reference to Exhibit 4.12 to our Annual
        Report on Form 10-K for the year ended December 31, 2002).

Exhibit
  No.   Exhibit
------- -------

  +5.1  Opinion of Baker Botts L.L.P.

  +5.2  Opinion of Maples and Calder.

  +8.1  Opinion of Baker Botts L.L.P. regarding material U.S. federal income tax consequences.

  +8.2  Opinion of Maples and Calder regarding Cayman Islands tax consequences (included in Exhibit 5.2).

 +12.1  Statement setting forth detail for Computation of Ratio of Earnings to Fixed Charges.

 +15.1  Awareness Letter of PricewaterhouseCoopers LLP, Independent Accountants.

 +23.1  Consent of PricewaterhouseCoopers LLP, Independent Accountants.

 +23.2  Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

 +23.3  Consent of Maples and Calder (included in Exhibit 5.2).

 +24.1  Powers of Attorney for GlobalSantaFe Corporation.

 +25.1  Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the Trustee for
        Unregistered 5% Notes due 2013.

 +99.1  Form of Letter to Depository Trust Company.

 +99.2  Form of Letter to Clients.

 +99.3  Form of Notice of Guaranteed Delivery.

 +99.4  Form of Letter of Transmittal.

--------
+ Filed herewith.

ITEM 22.  Undertakings

   (a)  The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, the filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

   (e) The undersigned Registrant hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, GlobalSantaFe Corporation has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on May 9, 2003.

                                              GLOBALSANTAFE CORPORATION

                                              By:    /s/ JAMES L. MCCULLOCH
                                                  -----------------------------
                                                       James L. McCulloch
                                                    Senior Vice President and
                                                         General Counsel

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed by the following persons in the capacities indicated and on May 9, 2003.

          Signature                        Title
          ---------                        -----

              *                President, Chief Executive
-----------------------------    Officer and Director
      (Jon A. Marshall)          (Principal Executive
                                 Officer)

              *                Senior Vice President and
-----------------------------    Chief Financial Officer
       (W. Matt Ralls)           (Principal Financial
                                 Officer)

              *                Vice President and Controller
-----------------------------    (Principal Accounting
    (Douglas C. Stegall)         Officer)

   /s/  JAMES L. MCCULLOCH     Senior Vice President and
-----------------------------    General Counsel (Authorized
    (James L. McCulloch)         Representative in the
                                 United States)

              *                Chairman of the Board
-----------------------------
      (Robert E. Rose)

              *                Director
-----------------------------
    (Ferdinand A. Berger)

              *                Director
-----------------------------
      (Thomas W. Cason)

              *                Director
-----------------------------
     (Richard L. George)

              *                Director
-----------------------------
    (Khaled R. Al-Haroon)

              *                Director
-----------------------------
     (C. Russell Luigs)

              *                Director
-----------------------------
     (Edward R. Muller)

              *                Director
-----------------------------
      (Paul J. Powers)

              *                Director
-----------------------------
    (Maha A. R. Razzuqi)

          Signature                        Title
          ---------                        -----

              *                Director
-----------------------------
     (Stephen J. Solarz)

              *                Director
-----------------------------
     (Carroll W. Suggs)

              *                Director
-----------------------------
      (Nader H. Sultan)

              *                Director
-----------------------------
     (John L. Whitmire)


By:  /s/  JAMES L. MCCULLOCH
    -------------------------
    Name: James L. McCulloch
    Attorney-in-fact

                               INDEX TO EXHIBITS

Exhibit
  No.   Exhibit
------- -------

   2.1  Agreement and Plan of Merger, dated as of August 31, 2001, among Santa Fe International
        Corporation, Silver Sub, Inc., Gold Merger Sub, Inc. and Global Marine Inc. (incorporated herein by this reference to our Current Report on Form 8-K filed September 4, 2001).

   3.1  Amended and Restated Memorandum of Association of GlobalSantaFe Corporation, adopted by
        Special Resolution of the members effective November 20, 2001 (incorporated herein by this reference to Exhibit 3.1 to our Annual Report on Form 10-K for the year ended December 31, 2001).

   3.2  Amended and Restated Articles of Association of GlobalSantaFe Corporation, adopted by Special
        Resolution of the shareholders effective November 20, 2001 (incorporated herein by this reference to
        Exhibit 3.2 to our Annual Report on Form 10-K for the year ended December 31, 2001).

   4.1  Purchase Agreement dated February 4, 2003, between GlobalSantaFe Corporation and Goldman,
        Sachs & Co. relating to 5% Notes due 2013 (incorporated herein by this reference to Exhibit 4.8 to our Annual Report on Form 10-K for the year ended December 31, 2002).

   4.2  Indenture dated as of February 1, 2003, between GlobalSantaFe Corporation and Wilmington Trust
        Company, as Trustee, relating to Debt Securities of GlobalSantaFe Corporation (incorporated herein by this reference to Exhibit 4.9 to our Annual Report on Form 10-K for the year ended December 31,
        2002).

   4.3  Form of 5% Note due 2013 (incorporated herein by this reference to Exhibit 4.10 to our Annual
        Report on Form 10-K for the year ended December 31, 2002).

   4.4  Terms of 5% Note due 2013 (incorporated herein by this reference to Exhibit 4.11 to our Annual
        Report on Form 10-K for the year ended December 31, 2002).

   4.5  Registration Rights Agreement dated as of February 11, 2003, between GlobalSantaFe Corporation and Goldman, Sachs, & Co. (incorporated herein by this reference to Exhibit 4.12 to our Annual
        Report on Form 10-K for the year ended December 31, 2002).

  +5.1  Opinion of Baker Botts L.L.P.

  +5.2  Opinion of Maples and Calder.

  +8.1  Opinion of Baker Botts L.L.P. regarding material U.S. federal income tax consequences.

  +8.2  Opinion of Maples and Calder regarding Cayman Islands tax consequences (included in Exhibit 5.2).

 +12.1  Statement setting forth detail for Computation of Ratio of Earnings to Fixed Charges.

 +15.1  Awareness Letter of PricewaterhouseCoopers LLP, Independent Accountants.

 +23.1  Consent of PricewaterhouseCoopers LLP, Independent Accountants.

 +23.2  Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

 +23.3  Consent of Maples and Calder (included in Exhibit 5.2).

 +24.1  Powers of Attorney for GlobalSantaFe Corporation.

 +25.1  Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the Trustee for
        Unregistered 5% Notes due 2013.

 +99.1  Form of Letter to Depository Trust Company.

 +99.2  Form of Letter to Clients.

 +99.3  Form of Notice of Guaranteed Delivery.

 +99.4  Form of Letter of Transmittal.

--------
+ Filed herewith.

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